EXHIBIT 2.1
CONTRIBUTION AGREEMENT
by and among
Regency Energy Partners LP,
Regency Gas Services LP,
as Buyer,
and
HMTF Gas Partners II, L.P.,
as Seller
Dated
July 12, 2006

i

EXHIBITS

Exhibit A–1	Mutual Release (Individual)
Exhibit A–2	Mutual Release (Entity)
Exhibit B	Partnership Agreement Amendment
Exhibit C	Registration Rights Agreement
Exhibit D	Assignment of Membership Interests
Exhibit E	Assignment of Partnership Interests
Exhibit F	Gas Gathering Agreement
SCHEDULES
TexStar Disclosure Schedule
Section 1.1(a) — Managers
Section 1.1(b) — Liens
Section 1.1(c) — Post-Closing Notifications
Section 3.3(c) —Equity Interests
Section 3.3(d) — TexStar Subsidiaries — Qualification to do Business
Section 3.3(f) — TexStar Subsidiaries — Organization
Section 3.5 — No Conflicts
Section 3.7(a)(ii) — Notifications
Section 3.7(a)(iii) — Third-Party Consents and Governmental Authorizations
Section 3.8 — Title Defects
Section 3.10(a) — Compliance with Laws
Section 3.10(b) — Compliance with Laws — Rates, Modifications and Refunds
Section 3.11 — Insurance List
Section 3.12(a)(i) — Material Contracts
Section 3.12(a)(ii) — Material Contract Defaults
Section 3.12(b) — Certain Contracts Relating to Acquisition Agreements
Section 3.12(c) — Indemnification Claims
Section 3.14 — Broker’s or Finder’s Fees
Section 3.16(b) — Employee Benefit Plans
Section 3.17(c) — No Liabilities
Section 3.18(f) — Responsibility for Environmental Liabilities
Section 3.19(a) — Litigation
Section 3.19(b) — Possible Litigation
Section 3.22 — Pipeline Throughput Data
Section 3.23 — Affiliate Relationships
Section 3.24(a) — Investor Status
Section 3.26 — FCC Licenses
Section 5.1(a) — Conduct of Business
Section 5.1(b) — Sale or Transfer of Assets
Section 5.2(a) — Third Party Confidentiality Agreements
Section 5.5 — Termination Fees
Section 5.15(a) — Employee Salary and Benefit Information
Section 5.15(b) — Employees of BlackBrush O&G

Schedule A       Sample Balance Sheet
Schedule B       Capital Expenditures

v

CONTRIBUTION AGREEMENT
     This CONTRIBUTION AGREEMENT (this “Agreement”) dated July 12, 2006 is by and among Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Regency Gas Services LP, a Delaware limited partnership (“Buyer”) and a wholly owned subsidiary of the Partnership, and HMTF Gas Partners II, L.P., a Delaware limited partnership (“Seller”). The Partnership, Buyer and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
1.	Seller owns all of the outstanding membership interests (the “LLC Interests”) of TexStar GP, LLC, a Delaware limited liability company (“TexStar GP”) and a 99.999% limited partnership interest (the “LP Interest”) in TexStar Field Services, L.P., a Delaware limited partnership and successor by conversion to TGG Corp., a Delaware corporation (“TexStar”).

2.	TexStar GP owns a .001% general partnership interest (the “GP Interest”) in TexStar.

3.	The GP Interest and the LP Interest constitute 100% of the outstanding partnership interests in TexStar (collectively, together with any and all other partnership interest or other Equity Interest of TexStar hereafter issued to or otherwise held by Seller or TexStar GP, the “Partnership Interests”).

4.	Buyer desires to acquire, and Seller desires to contribute to Buyer, the LLC Interests and the LP Interest (collectively, the “Interests”) for the consideration set forth below, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings given such terms as are set forth below.
          “Acquisition Agreements” shall mean the BlackBrush Acquisition Agreement, the Como Acquisition Agreement, the Crosstex Acquisition Agreement, the Duke Acquisition Agreement, the Eustace Acquisition Agreement, the GulfTerra Acquisition Agreement, the Kerns Acquisition Agreement, the Plains Acquisition Agreement, the Tilden Acquisition Agreement, the PPM Acquisition Agreement, and the Triumph Acquisition Agreement.
          “Affiliate” shall mean, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
          “Aggregate Consideration” shall have the meaning given such term in Section 2.2(a).
          “Aggregate Consideration Deficit” shall have the meaning given such term in Section_2.3(d)(i).
          “Aggregate Consideration Surplus” shall have the meaning given such term in Section_2.3(d)(ii).
          “Agreement” shall have the meaning given such term in the opening paragraph of this Agreement.
          “Approved Acquisition” shall mean any acquisition of any business or division of any Person or any material assets by any TexStar Company that has been approved by Buyer. The acquisition by TexStar of certain natural gas gathering and processing assets pursuant to the Como Acquisition Agreement, having been approved by the Partnership, shall be deemed to be an Approved Acquisition.
          “Assets” shall have the meaning given such term in Section 3.8(a).
          “Audit Fees” shall have the meaning given such term in Section 2.3(f).
          “Audit Firm” shall mean Ernst & Young (“E&Y”) or if E&Y shall not accept the engagement as Audit Firm, a national accounting firm with no prior material relationship with Buyer, Buyer Affiliates or Seller with experience in auditing the financial statements of a natural gas pipeline company, reasonably acceptable to the Partnership, Buyer and Seller.
          “Audited Financial Statements” shall have the meaning given such term in Section 3.17(a)(i).
          “Authorization” shall mean any franchise, permit, license, authorization, order, certificate, registration or other consent or approval that a Governmental Authority has the legal authority to grant or issue.
          “Base Working Capital” shall mean zero dollars.
          “Benefit Program” or “Benefit Agreement” shall have the meaning given such terms in Section 3.16(b).
          “BlackBrush Acquisition Agreement” shall mean that certain Bill of Sale between Blackbrush O&G and TexStar FS dated January 1, 2005.
          “BlackBrush Employees” shall have the meaning ascribed to such term in Section 5.15(b).

          “BlackBrush O&G” means BlackBrush Oil & Gas, L.P., a Delaware limited partnership, successor by conversion to BlackBrush Oil & Gas, Inc., a Delaware corporation which is the successor by merger to BlackBrush Oil & Gas, Inc., a Minnesota corporation formerly named Kerns Oil & Gas, Inc.
          “Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Dallas, Texas are generally open for business and capable of sending and receiving wire transfers.
          “Buyer” shall have the meaning given such term in the opening paragraph of this Agreement.
          “Buyer Affiliate” shall have the meaning given such term in Section 10.15(a).
          “Buyer Indemnified Taxes” shall mean any and all Taxes together with any Losses (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any Proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on any TexStar Company or for which any TexStar Company is otherwise liable for any Taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.8(c)), or (ii) resulting from a breach of the representations and warranties set forth in Section 3.9 (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or resulting from a breach by Seller of the covenants set forth in Section 5.8, (iii) of any member of an affiliated, consolidated, combined or unitary group of which any TexStar Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law, or (iv) of any other Person for which any TexStar Company is or has been liable as a transferee or successor, by contract or otherwise; provided, however, that any such Tax described in this definition shall not be a Buyer Indemnified Tax to the extent such Tax was included as a Current Liability in the determination of Net Working Capital included on the Final Closing Statement.
          “Buyer Indemnitees” shall have the meaning given such term in Section 9.3(a).
          “Buyer’s Knowledge” or any similar term, shall mean the actual knowledge, after due inquiry, of any of the Officers of the Managing General Partner.
          “Capital Expenditures” shall mean capital expenditures, as determined in accordance with GAAP (as applied on a basis consistent with past practice), accrued by any TexStar Company with respect to (A) any project described in Schedule B from the date such project began to 11:59 p.m. on the Measurement Date or (B) any project approved by Buyer in writing pursuant to Section 5.1(b)(viii) from the date of such approval to 11:59 p.m. on the Measurement Date, in each case whether paid or unpaid; provided, that, Capital Expenditures (i) shall include only authorizations for expenditures that are greater than $1,000 and that are related to (1) new capital improvement projects that have a useful life of greater than one year, or (2) improvements to existing property, plant and equipment that extend such existing asset’s useful life by greater than one year, and (ii) shall exclude any increases in the property, plant and equipment accounts as a result of purchase accounting revaluations related to past transactions or the transactions contemplated by this Agreement.
          “Cash” shall mean cash on deposit with financial institutions net of overdrafts and outstanding checks.
          “Cash Amount” shall have the meaning specified in Section 2.2(a).
          “Change of Control Amounts” shall mean any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided) or other similar payments that any TexStar Company upon Closing, to the extent not paid as of 11:59 p.m. on the Measurement Date, will become obligated to pay (other than Expenses, Severance Obligations and Termination Fees) as a result of the consummation of the transactions contemplated by the Transaction Documents, regardless of whether such amounts are payable at or after Closing.
          “Claim” shall mean any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.
          “Claim Notice” shall mean a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.
          “Class B Common Units” shall mean units representing limited partner interests of the Partnership designated as Class B Common Units and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement Amendment.
          “Closing” shall have the meaning given such term in Section 7.1.
          “Closing Amount” shall have the meaning given such term in Section 2.2(b)(i).
          “Closing Date” shall have the meaning given such term in Section 7.1.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commitment” shall mean the commitment of UBS Loan Finance LLC and Wachovia Bank, National Association, pursuant to a commitment letter dated June 30, 2006, to provide $850 million in debt financing to Buyer in order to consummate the transactions contemplated by this Agreement.
          “Common Units” shall mean units representing limited partner interest of the Partnership designated as Common Units and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
          “Como Acquisition Agreement” shall mean that certain Asset Purchase and Sale Agreement dated June 16, 2006, by and between Valence Midstream, Ltd. and EEC Midstream,

Ltd., as seller, and TexStar EasTex I and TexStar EasTex II, as buyer, including all exhibits and schedules thereto.
          “Como Adjustment Amount” shall mean an amount of Cash equal to $10,000,000.
          “Como Acquisition Debt” shall mean 80,000,000 (or, if the Plant Option (as defined in the Como Acquisition Agreement) is exercised, $77,000,000) of the Como Bank Debt (or such lesser amount as constitutes the Cash Payment (as defined in the Como Acquisition Agreement) if the Como Acquisition shall have closed).
          “Como Bank Debt” means Indebtedness under the Credit Agreement incurred by the TexStar Companies to finance (i) the transactions contemplated by the Como Acquisition Agreement in an amount up to the Como Acquisition Debt and (ii) the Como Expenses.
          “Como Closing” shall mean the consummation of the asset purchase pursuant to the Como Acquisition Agreement.
          “Como Expenses” shall mean fees, expenses and similar amounts that have been or are expected to be incurred by or on behalf of any TexStar Companies in connection with the transactions contemplated by the Como Acquisition Agreement, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to the TexStar Companies, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors (including HMCO), consultants and experts employed by the TexStar Companies, (iii) the out-of-pocket expenses, if any, of the TexStar Companies, (iv) financing commitment and other bank fees and (v) the fees paid by the TexStar Companies pursuant to the HSR Act in connection with the HSR Approval for the transactions contemplated by the Como Acquisition Agreement. Como Expenses shall include the Como FAA Fees.
          “Como FAA Fees” shall mean FAA Fees, up to a maximum of $1.2 million payable by Seller or any TexStar Company with respect to the Como Acquisition.
          “Confidentiality Agreement” shall mean the Confidentiality Agreement between the Partnership and TexStar dated February 20, 2006.
          “Consolidated Balance Sheet” shall have the meaning given such term in Section 3.17(a)(i).
          “Contract” shall mean any binding agreement, contract, lease, commitment, consensual obligation, arrangement, promise or undertaking (whether written or oral and whether express or implied).
          “Credit Agreement” shall mean that certain Credit Agreement dated as of December 6, 2005 among TexStar Operating, TexStar Guarantor, TexStar Operating GP, the subsidiaries of TexStar Operating that are signatories thereto, UBS AG, Stamford Branch, as administrative agent and issuing lender, UBS Securities LLC, as lead arranger and syndication agent, UBS Loan Finance LLC, as swingline lender, Amegy Bank, N.A., Compass Bank and

Guaranty Bank, as co-documentation agents, and each of the other banks or other lending institutions signatory thereto, as it may be amended to effect the Como Acquisition.
          “Credit Agreement Balance” shall mean the amount of all unpaid Indebtedness under the Credit Agreement as of the Closing Date (including principal, accrued and unpaid interest, breakage costs and prepayment fees or penalties or change in control payments that would be incurred if such Indebtedness were to be paid and discharged on the Closing Date), such amount to be determined by the lenders under the Credit Agreement and confirmed by TexStar; provided, however, that the Credit Agreement Balance shall exclude an amount equal to the Como Bank Debt.
          “Crosstex Acquisition Agreement” shall mean that certain Purchase and Sale Agreement dated July 20, 2005 by and between Crosstex Acquisition Management, L.P. and TGG, L.P., predecessor to TexStar, including all exhibits and schedules thereto.
          “Current Assets” shall mean the sum of all current assets of the TexStar Companies as of 11:59 p.m. on the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet and (3) to give effect to the exclusion of the following: (a) Restricted Cash, (b) accounts receivable evidencing Indebtedness, accounts and obligations owed by any one or more of Seller, any TexStar Company or any of its or their Affiliates (other than the Partnership and Partnership Controlled Affiliates) to any of the TexStar Companies, (c) amounts receivable from Officers, Directors, Managers or any other employees of any TexStar Company or from any officers, managers or directors of Seller, (d) deferred Tax assets, (e) prepaid expenses and deposits except to the extent usable in or benefiting the business of the TexStar Companies, (f) any accounts receivable from Enbridge or any Affiliate thereof under the Eustace Acquisition Agreement or the Tilden Acquisition Agreement, (g) any accounts receivable from Valence or any Affiliate thereof under the Como Acquisition Agreement and (h) assets from risk management activities in connection with derivatives. The computation of Current Assets as of April 30, 2006, is illustrated in the Sample Balance Sheet.
          “Current Liabilities” shall mean the sum of all current liabilities of the TexStar Companies as of 11:59 p.m. on the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet, (3) to give effect to the inclusion of the following, if any, to the extent unpaid as of 11:59 p.m. on the Measurement Date: (a) Severance Adjustment Amount, (b) Change of Control Amounts, (c) Expenses, (d) the Debt Payoff Amount, (e) FAA Fees (excluding the Como FAA Fees), (f) Termination Fees and (g) if the Como Acquisition shall not have closed, the Como Expenses (excluding contingent Como Expenses that have not been incurred) and (4) to give effect to the exclusion of the following: (a) accounts payable evidencing obligations owed by any one or more TexStar Company to any other TexStar Company, (b) deferred Tax liabilities, (c) escrow payables to the extent corresponding amounts held in escrow are excluded from Current Assets, (d) liabilities from risk management activities in connection with derivatives, (e) any accounts payable to Enbridge or any Affiliate thereof under the Eustace Acquisition Agreement or the Tilden Acquisition Agreement, and (f) any accounts payable to Valence or any Affiliate thereof under the Como Acquisition Agreement. For purposes of determining Current Liabilities to be used in the determination of Net Working Capital, (x), subject to clause (4) of the immediately preceding sentence, no reserves, allowances or accrued Liability of the TexStar Companies reflected in the Consolidated Balance Sheet or the balance sheet included in the Interim Financial Statements shall be reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit occurring in the ordinary course of business consistent with the past practice of the TexStar Companies, (y) the full amount of the Tenery Reserve shall be reflected as a Current Liability and (z) all capital expenditures (including Capital Expenditures) accrued but not paid as of 11:59 p.m. on the Measurement Date shall be reflected as a Current Liability. The computation of Current Liabilities as of April 30, 2006, is illustrated by the Sample Balance Sheet.
          “Current Salary/Benefits” shall have the meaning specified in Section 5.15(a).
          “Debt Payoff Amount” shall mean the amount of all unpaid Third-Party Debt of the TexStar Companies as of the Closing Date (including principal, accrued and unpaid interest, breakage costs and prepayment fees or penalties or change in control payments that will be incurred in connection with the payment and discharge of such Third-Party Debt as contemplated by this Agreement).
          “Debt Payoff Letters” shall mean the Payoff letters, in form and substance reasonably satisfactory to Buyer, from each lender of Third-Party Debt setting forth (i) the aggregate amount, including interest, breakage costs, prepayment penalties, and other fees, required to be paid to satisfy fully all Third-Party Debt and (ii) wire transfer instructions for such lender. Each Debt Payoff Letter shall provide for the release and termination of all Liens, recourse and other obligations associated with the Third-Party Debt that is the subject of such Debt Payoff Letter upon receipt of the amount specified in such Debt Payoff Letter to be paid on the Closing Date.
          “Deductible” shall mean $1,000,000 with respect to Losses recoverable by a Buyer Indemnitee and $25,000 with respect to Losses recoverable by a Seller Indemnitee.
          “Distributee” shall mean each partner of the Partnership to whom Transaction Units are distributed and each subsequent Person to whom Transaction Units are transferred or assigned by such parties.
          “DOJ” shall mean the Department of Justice of the United States of America.
          “Duke Acquisition Agreement” shall mean that certain Purchase and Sale Agreement dated April 1, 2005 by and between Duke Energy Field Services, LP and TexStar FS, including all exhibits and schedules thereto.
          “Easement” shall mean all easements, rights-of-way, servitudes, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Authorities) held by any TexStar Company relating to real property used in the business of the TexStar Companies but owned by other Persons.
          “Employee Benefit Plans” shall have the meaning given such term in Section 3.16(b).
          “Enbridge” means, collectively, Enbridge Pipelines (NE Texas) L.P., a Delaware limited partnership, Enbridge Pipelines (NE Texas Liquids), L.P., a Delaware limited partnership, Enbridge Pipelines (Texas Intrastate) L.P., a Texas limited partnership, Enbridge Pipelines (Texas Gathering) L.P., a Delaware limited partnership, and Enbridge Employer Services, Inc, a Delaware corporation.
          “Environmental Costs and Liabilities” shall mean those Losses incurred (i) under or pursuant to the requirements of any Environmental Law, (ii) under or pursuant to any Order issued pursuant to Environmental Law prior to the Closing, (iii) with respect to any monitoring or cleanup required by any Environmental Law, and (iv) under any Contract between any TexStar Company and any Third Person relating to environmental matters that existed prior to the Closing.
          “Environmental Law” shall mean any and all Laws, Regulations or rules of common law, or Orders of any Governmental Authority in existence and as amended on the Closing Date pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing, analogous to, or similar to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.
          “Equity Interest” shall mean (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
          “Equity Interest Equivalents” shall mean all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall have the meaning given such term in Section 3.16(b).
          “Estimated Cash Amount” shall have the meaning given such term in Section 2.3(a).
          “Estimated Closing Statement” shall have the meaning given such term in Section 2.3(a).
          “Eustace Acquisition Agreement” shall mean that certain Asset Purchase and Sale Agreement dated October 20, 2005 by and between Enbridge Pipelines (NE Texas) L.P. and Enbridge Pipelines (NE Texas Liquids), L.P., as sellers, Enbridge Employee Services, Inc., and TexStar Acquisition, as buyer, including all exhibits and schedules thereto.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exhibits” shall mean any or all of the exhibits attached to and made a part of this Agreement.
          “Expenses” shall mean, to the extent existing at 11:59 p.m. on the Measurement Date, the aggregate amount of unpaid fees, expenses and other similar amounts that have been or are expected to be incurred by any TexStar Company on or prior to the Closing Date arising from the provision of services through the Closing for Seller, any of the TexStar Companies, the Officers, the Directors, the Managers or any officers or directors of Seller or the TexStar Companies in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to Seller, the TexStar Companies, the Officers, the Directors, the Managers or any officers or directors of Seller or the TexStar Companies (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors (including HMCO), consultants and experts employed by Seller or the TexStar Companies, or both, (iii) the out-of-pocket expenses, if any, of Seller, the TexStar Companies, the Officers, the Directors, the Managers or any officers or directors of Seller or the TexStar Companies incurred in such capacity, and (iv) 50% of the fees paid by the Parties pursuant to the HSR Act in connection with the HSR Approval for the transactions contemplated by this Agreement. Expenses shall include all FAA Fees, if any, payable with respect to the acquisition of the Interests pursuant to this Agreement.
          “FAA Fees” shall mean fees and other amounts payable by any TexStar Company pursuant to the Financial Advisory Agreement.
          “FAA/MO Termination Agreement” means the Financial Advisory and Monitoring and Oversight Termination Agreement entered into simultaneously with the execution and delivery of this Agreement by and among the parties to the Financial Advisory

Agreement providing for the termination of the Financial Advisory Agreement and the Monitoring and Oversight Agreement as of the Closing Date.
          “FCC” means the Federal Communications Commission.
          “FCC Licenses” means any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC to any TexStar Company.
          “FCC Rules” means Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act.
          “FCC Transfer Applications” shall have the meaning given such term in Section 5.20.
          “FERC” shall mean the Federal Energy Regulatory Commission of the United States Government.
          “Final Closing Statement” shall have the meaning given such term in Section 2.3(c).
          “Final Order” means an action, order, judgment or decree: (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) in relation to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration (collectively, an “Appeal”) is pending or has been granted; and (iii) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing the applicable Governmental Authority’s own motion has expired.
          “Final Resolution” means the dismissal with prejudice, resolution by final non-appealable judgment of a court of competent and proper jurisdiction or by final settlement without any further liability or obligation of any named party thereto.
          “Finally Resolved” shall mean that a matter is or has been resolved by a Final Resolution.
          “Financial Advisory Agreement” shall mean the Amended and Restated Financial Advisory Agreement dated effective December 1, 2005, by and among each of the TexStar Companies and HMTF US Operating.
          “Financial Statements” shall have the meaning given such term in Section 3.17(a)(ii).
          “FN GP” shall mean FN GP, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of TexStar.

          “Frio NewLine” shall mean Frio NewLine, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar.
          “FTC” shall mean the Federal Trade Commission of the United States of America.
          “Future Adjustments” shall have the meaning given such term in Section 3.17(b)(i).
          “GAAP” shall mean generally accepted accounting principles used in the United States for financial reporting applied consistently with such Party’s past practices.
          “Gas Gathering Agreement” shall mean the Gas Gathering Agreement in the form of Exhibit F attached hereto.
          “Gas Gathering Corollary Agreements” shall mean agreements corollary to the Gas Gathering Agreement implementing the terms set forth in the term sheets attached as exhibits to the Gas Gathering Agreement.
          “General Partner” shall mean Regency GP LP, a Delaware limited partnership and the general partner of the Partnership.
          “Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States of America or of any state or political subdivision thereof.
          “GP Interest” shall have the meaning given such term in the second recital to this Agreement.
          “GulfTerra Acquisition Agreement” shall mean that certain Quitclaim Conveyance and Bill of Sale dated June 1, 2004 between GulfTerra Texas Pipeline, L.P. and TexStar FS, including all exhibits and schedules thereto and that certain Quitclaim Conveyance and Bill of Sale dated March 1, 2004 between GulfTerra Texas Pipeline, L.P. and Texas Gas Gathering, including all exhibits and schedules thereto.
          “Hazardous Materials” shall mean: (a) any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (b) any radioactive materials, asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or (d) oil, waste oil, petroleum, waste petroleum, natural gas, natural gas liquids or liquefied natural gas.
          “HM Capital” means HM Capital Partners, LLC, a Texas limited liability company.

          “HMCO” means Hicks, Muse & Co. Partners, L.P., a Texas limited partnership.
          “HMTF US Operating” shall mean HMTF US Operating, L.P., a Delaware limited partnership.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations thereunder.
          “HSR Approval” shall mean (a) the receipt of any Authorization required, or (b) the expiration of any applicable waiting period, under the HSR Act.
          “Hydrocarbon Contracts” means (a) all Hydrocarbon Purchase Contracts, (b) all Hydrocarbon Sales Contracts, (c) all other Hydrocarbon gathering, treating or processing agreements, joint operating agreements, water disposal agreements, and compressor agreements to which any TexStar Company is a party or that is binding on any TexStar Company and (d) all other Contracts materially affecting oil and gas operations on, or which impose any material monetary liability or obligation or other material liability or obligation, monetary or otherwise, on any of the TexStar Companies.
          “Hydrocarbon Purchase Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which any TexStar Company is a buyer of Hydrocarbons for resale in whole or in part (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable by the TexStar Company which is a party thereto without penalty on 30 days’ notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).
          “Hydrocarbon Sales Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which any TexStar Company is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, and which provide for a price not less than the price that would be received pursuant to an arm’s-length contract for the same term with an unaffiliated third party purchaser).
          “Hydrocarbons” shall mean crude oil, condensate, natural gas, casinghead gas and other liquid or gaseous hydrocarbons.
          “Incentive Distribution Rights” shall mean Incentive Distribution Rights issued by the Partnership to the General Partner in the form of a non-voting limited partner interest as more specifically defined and provided for in the Partnership Agreement.
          “Indebtedness” shall mean, without duplication, (i) any obligations of any TexStar Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of any TexStar Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any TexStar Company for or on account of capitalized leases, (iv) any obligations of a Person other than a TexStar Company secured by a Lien against any TexStar Company’s Assets, (v) any obligations of any TexStar Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of any TexStar Company under any currency, commodity or interest rate swap, hedge or similar protection device, (vii) any obligations of the types described in clauses (i) through (vii) above of any Person other than any TexStar Company, the payment of which is guaranteed, directly or indirectly, by any TexStar Company.
          “Indemnified Party” or “Indemnitee” shall have the meaning given such term in Section 9.5(a).
          “Indemnifying Party” or “Indemnitor” shall have the meaning given such term in Section 9.5(a).
          “Intellectual Property” shall have the meaning given such term in Section 3.13.
          “Interests” shall have the meaning given such term in the fourth recital to this Agreement.
          “Interim Financial Statements” shall have the meaning given such term in Section 3.17(a)(ii).
          “IRS” shall mean the United States Internal Revenue Service.
          “Kerns Acquisition Agreement” shall mean that certain Stock and Asset Purchase Agreement dated July 30, 2004 by and among HMTF Gas Partners, L.P., BlackBrush Holdings, Inc., TGG Corp. (predecessor to TexStar), BlackBrush Drilling, Inc., and BlackBrush Energy, Inc., as purchasers, and Kerns Oil & Gas, Inc. (predecessor to BlackBrush O&G) (“Kerns”), Diamondback Drilling, Inc., Mesquite Partners Limited Partnership, and each of the stockholders of Kerns a party thereto, as sellers, including all exhibits and schedules thereto.
          “Laws” shall mean all laws, statutes and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.
          “Lewis Contracts” shall mean each of (i) the Gas Gathering and Treating Agreement, dated June 1, 2002, between Lewis Petro Properties, Inc. and Enbridge Pipelines (Texas Gathering), L.P., and (ii) the Gas Purchase Agreement, dated June 1, 2002, between Lewis Petro Properties, Inc. and TexStar FS, L.P. (as successor to Enbridge Pipelines (Texas Gathering), L.P.), as amended.
          “Lewis Litigation” means the litigation and the facts, circumstances, acts and omissions underlying, concerning or relating to the same that is the subject of Cause No. 05-11-00123-CVL, Lewis Petro Properties, Inc. v. Enbridge Pipelines (Texas Gathering) L.P. and TexStar FS, L.P., in the 81st Judicial District Court of LaSalle County, Texas and any other or subsequent allegations, complaints, writs, claims or causes of action made or brought by or on behalf of Lewis Petro Properties or their Affiliates against any of the TexStar Companies or Seller based on or arising out of (i) the facts stated in Article IV of the Plaintiff’s First Amended

Original Petition For Declaratory Judgment filed with respect to the foregoing, (ii) the matters described in the letter dated February 27, 2006, from Michael V. Galo to Enbridge Energy Company regarding the Gas Gathering and Treatment Agreement referred to therein, and (iii) the Lewis Contracts, in each case with respect to which Seller may be or is alleged to have any responsibility, obligation or liability.
          “Liability” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
          “Lien” shall mean any lien, mortgage, pledge, adverse or other claim, charge, security interest, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto or other encumbrance, option or defect in title.
          “LLC Interests” shall have the meaning give such term in the first recital to this Agreement.
          “Loss” or “Losses” shall mean any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
          “LP Interest” shall have the meaning given such term in the first recital to this Agreement.
          “Management Services Agreement” means the Management Services Agreement dated July 30, 2004, between BlackBrush O&G and TexStar (as successors by conversion to TGG Corp., a Delaware corporation).
          “Manager” shall mean each manager of each TexStar Company which is manager managed, including each person so identified in Section 1.1(a) of the TexStar Disclosure Schedule, in each case in that person’s capacity as such.
          “Managing General Partner” shall mean Regency GP LLC, a Delaware limited liability company and the general partner of the General Partner.
          “Market” shall have the meaning given such term in Section 3.26(a).
          “Material Adverse Effect” shall mean:
          (i) with respect to TexStar, any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other result, occurrence, change, fact, event, circumstance or effects (whether or not such result, occurrence, condition, change, fact, event, circumstance or effect has, during the period or at any time in question, manifested itself in the historical statements of the TexStar Companies), has had, has, or could reasonably be expected to have a material adverse effect on (x) the near-term or long-term condition (financial or otherwise), business, prospects, properties or results of operations of the TexStar Companies, taken as a whole, (y) the ability of the TexStar Companies to own and operate their assets and conduct their business in the ordinary course as presently operated and conducted or (z) the ability of Seller to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (i)(x) solely as a result of (1) the effect of any change that is generally applicable to the industry and markets in which the TexStar Companies operate or (2) the effect of any change that is generally applicable to the United States economy or securities markets, provided that the changes and effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect the TexStar Companies; or
          (ii) with respect to the Partnership, any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other result, occurrence, change, fact, event, circumstance or effects (whether or not such result, occurrence, condition, change, fact, event, circumstance or effect has, during the period or at any time in question, manifested itself in the historical statements of the Partnership and its subsidiaries), has had, has, or could reasonably be expected to have a material adverse effect on (x) the near-term or long-term condition (financial or otherwise), business, prospects, properties or results of operations of the Partnership and its subsidiaries, taken as a whole, (y) the ability of the Partnership and its subsidiaries to own and operate their assets and conduct their business in the ordinary course as presently operated and conducted or (z) the ability of the Partnership or Buyer to perform its obligations under or consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (ii)(x) solely as a result of (1) the effect of any change that is generally applicable to the industry and markets in which the Partnership and its subsidiaries operate or (2) the effect of any change that is generally applicable to the United States economy or securities markets, provided that the changes and effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect the Partnership and its subsidiaries.
          “Material Contract” shall mean each of the following to the extent such Contract is currently executory:
          (a) each of the Hydrocarbon Contracts;
          (b) each Contract to which any TexStar Company is a party, other than any of the Gas Contracts, that is reasonably expected to require payments of Cash to or by the TexStar Companies, or the incurrence of Liabilities by the TexStar Companies during the period of twelve months following the date of this Agreement in an amount of more than $500,000;
          (c) the Acquisition Agreements;

          (d) each Contract of any TexStar Company restricting or otherwise affecting the ability of such TexStar Company to conduct or compete in any line of business in any jurisdiction;
          (e) each Contract between any TexStar Company, on the one hand, and any of the Directors, Officers, Managers or other employees of any TexStar Company or any of the directors, officers, managers or other employees of Seller or any of its Affiliates;
          (f) each Contract between any TexStar Company, on the one hand, and any financial advisor or consultants to Seller or any TexStar Company, on the other hand, under which there are remaining indemnity or other obligations of any party thereto after the Closing, including the Financial Advisory Agreement, the Monitoring and Oversight Agreement and any other financial advisory, oversight or similar agreement with HMCO or any of its Affiliates;
          (g) each lease for capital equipment that provides for ongoing payments by any TexStar Company in excess of $100,000 annually;
          (h) any indenture, mortgage, promissory note, loan or other similar Contract for Indebtedness; and
          (i) each other existing Contract of any TexStar Company, not otherwise covered by clauses (a) through (h) that otherwise is material to the TexStar Companies or the loss of which could reasonably be expected to have a Material Adverse Effect on TexStar.
          “Measurement Date” shall mean July 31, 2006 (if the Closing Date is on or after August 1, 2006 but on or before August 5, 2006) or August 31, 2006, (if the Closing Date is on or after September 1, 2006 but on or before September 5, 2006), or such other dates to which the parties agree in writing.
          “MSA Termination Agreement” means the MSA Termination Agreement entered into simultaneously with the execution and delivery of this Agreement by and among the parties to the Management Services Agreement providing for the termination of the Management Services Agreement as of the Closing Date.
          “Monitoring and Oversight Agreement” shall mean the Amended and Restated Monitoring and Oversight Agreement dated effective December 1, 2005 between the TexStar Companies and HMTF US Operating.
          “Mutual Releases” shall mean Mutual Releases in the form attached hereto as Exhibit A-1 or A-2 that are either (i) executed concurrently with the execution and delivery of this Agreement, but to be effective and reaffirmed as of the Closing, by Seller, each Officer, each Manager, each officer and director of Seller, and each director of any TexStar Company, on one hand, and the Partnership, Buyer and the TexStar Companies, on the other hand, or (ii) delivered at the Closing pursuant to Section 5.6(b).
          “Nasdaq” shall mean The Nasdaq National Market.

          “Net Working Capital” shall mean the amount by which Current Assets exceed Current Liabilities as of 11:59 p.m. Dallas, Texas time, on the Measurement Date.
          “NGA” shall have the mean the Natural Gas Act of 1938, as amended.
          “NGPA” shall mean the Natural Gas Policy Act of 1978.
          “Notification” shall mean any notice to or filing with any Person or Governmental Authority required under the terms of any Contract to which any TexStar Company or Seller is a party, by the terms of any Authorization held by or applicable to any TexStar Company or Seller or by Law that is necessary for Seller to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party or is otherwise required in connection with the consummation by any TexStar Company of the transactions contemplated hereby or thereby.
          “Officer” shall mean each of Joe Colonnetta, Edward Herring, Jason Downie, P. Scott Martin, Phillip M. Mezey, Eric Friedrichs, Thomas H. Flowers, Clay Smith, David O’Dell, Don E. Cole and Dorothy L. McCoppin, in his or her capacity as an officer of any of the TexStar Companies, any successor to any of them serving in such capacity prior to the Closing Date and any other officer of any TexStar Company.
          “Officers of the Managing General Partner” shall mean each of James W. Hunt, Michael L. Williams, Stephen L. Arata, William E. Joor III, Durell J. Johnson, Lawrence B. Connors, Charles M. Davis, Jr. and Alvin Suggs.
          “Order” shall mean all applicable writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.
          “Organizational Documents” shall mean with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
          “Palafox” shall mean Palafox Pipeline Company, Inc., a Texas corporation and indirect wholly-owned subsidiary of TexStar.
          “Palafox Joint Venture” shall mean a joint venture organized and existing under the laws of Texas between PGCL and Fasken Acquisitions 01-I, Ltd., a Texas limited partnership.
          “Parties” or “Party” shall have the meaning given such term in the opening paragraph of this Agreement.
          “Partnership” shall have the meaning given such term in the opening paragraph of this Agreement.

          “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 3, 2006.
          “Partnership Agreement Amendment” shall mean the Amendment No. 1 to the Partnership Agreement in substantially the form attached hereto as Exhibit B.
          “Partnership Consulting Agreements” means the Consulting Agreements executed concurrently with or prior to the execution and delivery of this Agreement, but effective as of the Closing, by each of P. Scott Martin and Phillip Mezey, on the one hand, and Partnership on the other.
          “Partnership Interests” shall have the meaning given such term in the third recital to this Agreement.
          “Partnership SEC Documents” shall mean the Partnership’s prospectuses filed under Section 10 of the Securities Act since December 31, 2005 and its reports filed under Section 13(a) of the Exchange Act since December 31, 2005, including its Prospectus January 30, 2006, (the “Prospectus”) comprising a part of the Partnership’s Registration Statement on Form S-1 (Registration No. 333-128332) (the “Registration Statement”), its Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2006, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (the “Form 10-Q”) as filed with the Securities and Exchange Commission on May 15, 2006, its Current Reports on Form 8-K filed on February 1, 2006, February 9, 2006, April 11, 2006, April 27, 2006 and May 15, 2006 and all other reports filed by the Partnership with the Securities and Exchange Commission prior to Closing.
          “Payoff Letters” shall mean the Payoff letters, in form and substance reasonably satisfactory to Seller and Buyer, (a) from each Person to whom Change of Control Amounts or Severance Obligations are owed, (i) setting forth the aggregate amount required to be paid to satisfy fully such obligation(s) and payment instructions for such payee and (ii) providing for the release and termination of all Liens, recourse and other obligations associated with the Change of Control Amounts or Severance Obligations that are the subject of such Payoff Letter upon receipt of the amount specified in such Payoff Letter to be paid on or after the Closing Date, (b) from each Person to whom Expenses in excess of $2,000 are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligation(s) and wire transfer instructions for such payee (provided, however, that the aggregate amount of Expenses for which Payoff Letters shall not be obtained shall not exceed $20,000 in the aggregate) and (c) from each Person to whom FAA Fees or Termination Fees are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligation(s) and wire transfer instructions for such payee.
          “Permitted Distribution Date” shall have the meaning ascribed to it in Section 5.12(d).
          “Permitted Encumbrances” shall mean the following:
          (a) terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring any Real Property Interests, or in any Authorizations or Contract (including those arising under the Credit Agreement) that, singularly or in the aggregate, do not materially adversely affect the value of the Real Property Interest to which such matters relate or materially interfere with the ownership, use or operation of such Real Property Interests and which are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such Real Property Interests by the TexStar Companies as currently used or as otherwise necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted by any TexStar Company;
          (b) the matters excluded from coverage under Schedules B and C to the policies of Title Insurance listed in Section 3.11 of the TexStar Disclosure Schedule and the matters identified as permitted encumbrances (or words of similar import) in the Acquisition Agreements;
          (c) Liens for Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made in the Financial Statements);
          (d) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which adequate reserves have been made in the Financial Statements;
          (e) utility easements, restrictive covenants, defects and other irregularities in title, that, singularly or in the aggregate, do not materially adversely affect the value of the assets to which such matters relate or materially interfere with the ownership, use or operation of such assets and which are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such assets by the TexStar Companies as currently used or as otherwise necessary for the conduct of their respective business as presently conducted and as presently proposed to be conducted by any TexStar Company;
          (f) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person prior to Closing for the transactions contemplated hereby, or as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such right, or the effects of which, singularly or in the aggregate, could not reasonably be expected to interfere materially with the ownership, use or operation of the assets to which such matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such assets by the TexStar Companies as currently used or as otherwise necessary for the conduct of their respective business as presently conducted by any TexStar Company;
          (g) any Post-Closing Notification;
          (h) Liens created by Buyer or its successors or assigns;
          (i) Liens in favor of the lenders granted under the Credit Agreement; and

          (j) the Liens listed in Section 1.1(b) of the TexStar Disclosure Schedule.
          “Permitted Indemnification/Contribution” shall have the meaning given such term in Section 10.17.
          “Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.
          “PGCL” shall mean Palafox Gas Company, Ltd., a Texas limited partnership and indirect wholly-owned subsidiary of TexStar.
          “Pipeline Assets” shall mean the pipelines, equipment, other tangible personal property, Easements and other similar assets and rights used by any TexStar Company in connection with its natural gas pipeline, gathering, compression, treating and processing operations as presently conducted.
          “Plains Acquisition Agreement” shall mean that certain Asset Purchase and Sale Agreement dated January 19, 2005 by and between Plains Pipeline, L.P. and Frio NewLine, including all exhibits and schedules thereto.
          “Plan” shall have the meaning given such term in Section 3.16(b).
          “Post-Closing Notification” shall mean any Notification to or with any Person or Governmental Authority that is customarily effected following the closing of a transaction similar to the transaction contemplated hereby, including those listed in Section 1.1(c) of the TexStar Disclosure Schedule, but shall not include any Notification that constitutes a Required Consent.
          “PPM Acquisition Agreement” shall mean that certain Agreement of Sale and Purchase dated July 7, 2005 by and among PPM Live Oak Energy, LLC and Person-Panna Maria, LLC, as sellers, and BlackBrush Oil & Gas, L.P., and TexStar FS, as buyers, including all exhibits and schedules thereto.
          “PPM Facilities Property Liabilities” shall mean any liabilities or obligations (i) imposed by or arising under or with respect to Article XIV of the PPM Acquisition Agreement, (ii) in any way relating to the Facilities Property (as defined in the PPM Acquisition Agreement).
          “Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration proceeding.
          “Proposed Closing Statement” shall have the meaning given such term in Section 2.3(b).
          “Real Property Interests” shall mean all interests in real property used or held for use by any TexStar Company, including fee properties, rights-of-way, Easements, surface use agreements, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by any TexStar Company, and all fixtures, pipelines, gathering facilities, buildings and improvements located thereon or appertaining thereto that are owned or held by leasehold interest by any TexStar Company.
          “Records” shall mean all Contract, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the assets owned by any TexStar Company.
          “Registration Rights Agreement” shall mean the Registration Rights Agreement in substantially the form attached hereto as Exhibit C.
          “Registration Rights Parties” shall mean each of Flatrock Production Company, LLC, P. Scott Martin, Phillip M. Mezey, Don E. Cole, Clay Y. Smith, Thomas H. Flowers, Eric S. Friedrichs, Dorothy L. McCoppin, Mark A. Norville, David S. O’Dell and The Estate of Martin H. Zolkoski.
          “Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.
          “Regulation S-X” shall have the meaning given such term in Section 5.9(d).
          “Required Notifications” shall have the meaning given such term in Section 3.7(a).
          “Required Third-Party Consent” shall have the meaning given such term in Section 3.7(a).
          “Restricted Cash” shall mean, as of 11:59 p.m. on the Measurement Date, the amount of Cash of the TexStar Companies that would be deemed to be “restricted” in accordance with GAAP as consistently applied by TexStar in the preparation of the Audited Financial Statements; provided, however, that the amount so determined shall (whether or not in compliance with GAAP) include the following: (i) amounts held in escrow, (ii) restricted balances, (iii) the proceeds of any casualty loss with respect to any asset (to the extent any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability) and (iv) proceeds of indemnification settlements to the extent that the indemnified losses have not been paid or accrued as current liabilities.
          “Review Period” shall have the meaning given such term in Section 2.3(c).
          “Sample Balance Sheet” shall mean the sample calculation of Current Assets and Current Liabilities and sample calculation of Net Working Capital as of 11:59 p.m. on the Sample Balance Sheet Date as set forth on Schedule A attached hereto.
          “Sample Balance Sheet Date” shall mean April 30, 2006.

          “San Antonio Lease” shall mean the Office Lease Agreement, dated December 2, 2004, by and between BlackBrush Energy, Inc., a Delaware corporation, and Concord Park Commons, Ltd., a Texas limited partnership.
          “Schedules” shall mean the schedules referenced in this Agreement and attached hereto.
          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller Affiliate” shall have the meaning given such term in Section 10.15(b).
          “Seller Indemnitees” shall have the meaning given such term in Section 9.2.
          “Seller Title Representations” shall mean the representations and warranties in Section 3.2.
          “Seller’s Knowledge” or any similar term, shall mean the actual knowledge, after due inquiry, of each of Joe Colonnetta, Jason Downie, Edward Herring, P. Scott Martin, Phillip M. Mezey, Don E. Cole, Eric Friedrichs, Clay Y. Smith, David O’Dell, Dorothy L. McCoppin, Thomas H. Flowers.
          “Severance Obligations” shall mean any payment or other obligation of any TexStar Company or Seller to any Director, Officer, Manager or other employee, or any independent contractor or agent, of any TexStar Company, pursuant to any Contract with such Person existing as of or prior to the Closing that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing, or that exists as of the Closing as a result of any such termination prior to Closing, including any severance, bonus, accrued vacation or tax indemnification obligations or other similar payments and the TexStar Companies’ portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments, but excluding salary through the date of any such termination.
          “Severance Adjustment Amount” shall mean amounts payable with respect to Severance Obligations that exist as a result of a termination of employment or engagement as a consultant or other service provider prior to or at Closing to the extent not paid prior to 11:59 p.m. on the Measurement Date.
          “Straddle Period” shall mean any Taxable period beginning on or before and ending after the Closing Date.
          “Subordinated Units” shall mean units representing limited partner interest of the Partnership designated as Subordinated Units and having the rights, obligations and such other terms as set forth in the Partnership Agreement.

          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the Equity Interest or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
          “Survival Date” shall have the meaning given such term in Section 9.1(a)(iii).
          “Tax” or “Taxes” shall mean any tax, assessment, duty, fee, levy or similar charge assessed by any Governmental Authority, including any income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or employment tax, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those and any amount asserted as such by any Governmental Authority in or any contest or dispute thereof and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person.
          “Tax Return” shall mean any declaration, report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.
          “Tenery Litigation” means the litigation and the facts, circumstances, acts and omissions underlying, concerning or relating to the same that is the subject of Cause No. 06-06-0034-CVL in the 218th Judicial District in La Salle County, Texas, and any other or subsequent allegations, complaints, writs, claims or causes of action made or brought by or on behalf of Wilbur J. Tenery, Tenery Welding Service or any other Person against any of the TexStar Companies concerning the natural gas pipelines and/or the compressor station refurbished by Mr. Tenery or with respect to which any of the TexStar Companies may be or are alleged to have any responsibility, obligation or liability and any other subsequent allegations, complaints, claims or causes of action made or brought by any other third party arising from or relating to the events forming the basis of such litigation.
          “Tenery Reserve” means the contingency reserve account in the amount of $1,553,619.27 established in TexStar’s books of account and existing as of the date of this Agreement with respect to the Tenery Litigation.
          “Termination Agreements” means the FAA/MO Termination Agreement and the MSA Termination Agreement.
          “Termination Fees” shall mean the fees payable by any TexStar Company to an Affiliate of Seller for termination of the Financial Advisory Agreement, Monitoring and Oversight Agreement and Management Services Agreement pursuant to the Termination Agreements, which fees shall be paid by Buyer pursuant to Section 2.2(b)(iii).

          “Texana Pipeline Company” shall mean a joint venture organized and existing under the laws of Texas between TexStar FS and MarkWest Pinnacle, L.P.
          “Texas Gas Gathering” shall mean Texas Gas Gathering, LLC, a Texas limited liability company and indirect wholly-owned subsidiary of TexStar.
          “TexStar” shall have the meaning given such term in the first recital of this Agreement.
          “TexStar Acquisition” shall mean TexStar Acquisition, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar.
          “TexStar Acquisition GP” shall mean TexStar Acquisition GP, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of TexStar.
          “TexStar Company” shall mean any of TexStar GP, TexStar or any TexStar Subsidiary, individually, and “TexStar Companies” shall mean TexStar GP, TexStar and the TexStar Subsidiaries, collectively.
          “TexStar Disclosure Schedules” shall mean the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
          “TexStar EasTex I” shall mean TexStar EasTex ProTreat I, L.P, a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar.
          “TexStar EasTex II” shall mean TexStar EasTex ProTreat II, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar.
          “TexStar Employees” shall have the meaning ascribed to such term in Section 5.15(a).
          “TexStar FCC Licenses” shall have the meaning given to such term in Section 3.26.
          “TexStar FS” shall mean TexStar FS, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar formerly named TGG, L.P.
          “TexStar FS GP” shall mean TexStar FS GP, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of TexStar.
          “TexStar GP” shall have the meaning given such term in the first recital to this Agreement.
          “TexStar GU” shall mean TexStar Gas Utility, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar.
          “TexStar Guarantor” shall mean TexStar Guarantor, L.P., a Delaware limited partnership and wholly-owned subsidiary of TexStar.

          “TexStar Guarantor GP” shall mean TexStar Guarantor GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of TexStar.
          “TexStar GU GP” shall mean TexStar GU GP, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of TexStar.
          “TexStar NewLine” shall mean TexStar EasTex NewLine, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar.
          “TexStar Operating” shall mean TexStar Operating, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of TexStar.
          “TexStar Operating GP” shall mean TexStar Operating GP, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of TexStar.
          “TexStar Subsidiaries” shall mean TexStar EasTex I, TexStar EasTex II, TexStar NewLine, TexStar Guarantor GP, TexStar Guarantor, TexStar Operating GP, TexStar Operating, Palafox, PGCL, TexStar GU, TexStar GU GP, TexStar FS GP, TexStar FS, TexStar Acquisition GP, TexStar Acquisition, FN GP, Frio NewLine and Texas Gas Gathering.
          “TexStar Title Representations” shall mean the representations and warranties in Section 3.3(c) and Section 3.3(e).
          “Third-Party Consent” shall mean any consent, waiver, permission, authorization or approval of, or exemption by, any Third Person (other than a Governmental Authority).
          “Third-Party Debt” shall mean, other than Indebtedness under the Credit Agreement, all outstanding Indebtedness for borrowed money of any TexStar Company from any Person other than another TexStar Company.
          “Third Person” shall mean (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
          “Tilden Acquisition Agreement” shall mean that certain Asset Purchase and Sale Agreement dated October 20, 2005, by and among Enbridge Pipelines (Texas Intrastate) L.P. and Enbridge Pipelines (Texas Gathering) L.P., as sellers, Enbridge Employee Services, Inc., and TexStar FS, as buyer, as amended by the First Amendment to Purchase and Sale Agreement dated October 20, 2005 including all exhibits and schedules thereto.
          “Title Defect” shall mean any Lien or defect in title associated with a TexStar Company’s title to the Assets, other than a Permitted Encumbrance and other than any Lien or defect in title permitted under the Como Acquisition Agreement to the extent the transaction contemplated thereby has been consummated, that (a) causes any TexStar Company’s title in any Asset not to constitute good and marketable title or (b) adversely affects in any material respect the ability of any TexStar Company to own, operate or maintain the Assets in the ordinary course of business consistent with past practice.

          “Transaction Documents” shall mean this Agreement, the Mutual Releases, the Partnership Agreement Amendment, the Registration Rights Agreement, the Assignment of Membership Interests, the Assignment of Partnership Interests, the Gas Gathering Agreement, the Termination Agreements, the Transaction Services Agreement, and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
          “Transaction Units” shall mean an aggregate of 5,173,189 Class B Common Units to be issued by the Partnership to Seller at the consummation of the transactions contemplated hereby in discharge of a portion of the Aggregate Consideration.
          “Transferred Employee” shall have the meaning ascribed to such term in Section 5.15(b).
          “Transition Services Agreement” shall have the meaning given such term in Section 5.17.
          “Triumph Acquisition Agreement” shall mean that certain Purchase and Sale Agreement dated February 23, 2005 between Triumph Petroleum Company, LLC, BlackBrush Oil & Gas, Inc, and TGG, L.P., a predecessor to TexStar, including all exhibits and schedules thereto.
          “Valence” means, collectively, Valence Midstream, Ltd., a Texas limited partnership, and EEC Midstream, Ltd., a Texas limited partnership.
          “Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of the Common Units may vote.
          “Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than the applicable Base Working Capital.
          “Working Capital Surplus” shall mean the amount, if any, by which Net Working Capital as reflected on the Final Closing Statement exceeds the Base Working Capital.
          “Worksite Employees” shall have the meaning given such term in Section 3.16(a).
     1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day.

     1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
     2.1 The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall contribute, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and accept from Seller, all the Interests free and clear of all Liens. At the Closing Seller shall deliver to Buyer assignments duly executed by Seller transferring and assigning the Interests to Buyer in accordance with the terms of this Agreement.
     2.2 Consideration.
          (a) The aggregate consideration to be paid by Buyer for the Interests shall consist of (i) Transaction Units and (ii) the Cash Amount (together, the “Aggregate Consideration”). The “Cash Amount” of the Aggregate Consideration shall be $150,000,000 (one hundred fifty million and no/100 dollars) less the Credit Agreement Balance plus or minus the algebraic sum of the following adjustments: Positive adjustments consisting of the sum of (A) Capital Expenditures, if any, and (B) the Working Capital Surplus, if any, and a negative adjustment consisting of (C) the Working Capital Deficit, if any. The Aggregate Consideration shall be payable in the manner described in Section 2.2(b) and Section 2.3.
          (b) At the Closing, Buyer shall:
               (i) pay to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer at least two Business Days prior to Closing, an amount in Cash equal to the Estimated Cash Amount (the “Closing Amount”);
               (ii) issue to Seller the Transaction Units, which securities shall be issued on original issue and evidenced by a certificate or certificates duly executed and delivered by or on behalf of the Partnership; and
               (iii) to the extent unpaid, pay to the payees of any Expenses, Termination Fees, FAA Fees, Change of Control Amounts and Severance Adjustment Amounts, by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Payoff Letters, the amounts specified in the Payoff Letters less, to the extent applicable, any Medicaid, Social Security, income tax, unemployment tax and other amounts required to be withheld; provided, however, that any payment of Severance Adjustment Amounts and Change of Control Amounts shall be subject to receipt by TexStar of the releases, if any, required, and the expiration, without revocation of such releases, of all time periods during which such release could be revoked, under any Employee Benefit Plan or other Contract or instrument pursuant to which such Severance Adjustment Amounts or Change of Control Amounts are payable.

          (c) Promptly after the Closing, Buyer shall pay to each holder of any Third-Party Debt, by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Debt Payoff Letters, the amounts specified in the Debt Payoff Letters.
          (d) Buyer agrees that it shall not pay the Credit Agreement Balance until after the Closing.
     2.3 Adjustments.
          (a) Preparation of Estimated Closing Statement. Seller shall prepare in good faith and deliver to Buyer, at least four Business Days prior to the Closing Date and at the sole expense of Seller, a statement as of the Closing Date (the “Estimated Closing Statement”), setting forth a detailed determination of the Estimated Cash Amount. The “Estimated Cash Amount” shall be $150,000,000 minus the Credit Agreement Balance plus (A) the sum of (1) estimated amount of the Capital Expenditures, if any, and (2) the estimated amount of Working Capital Surplus, if any, minus (B) the estimated amount of Working Capital Deficit. The Debt Payoff Amount and the Expenses, Severance Adjustment Amount, Change of Control Amount, the amount of FAA Fees and the amount of Termination Fees to be used in the calculation of estimated Working Capital Deficit or estimated Working Capital Surplus shall be based on amounts set forth in the Debt Payoff Letter or the Payoff Letters, or, to the extent a Debt Payoff Letter or a Payoff Letter has not been provided for a Third-Party Debt, Change of Control Amount, Severance Adjustment Amount, Expense, FAA Fees or Termination Fees, an estimate of such amounts, and in each case, shall be subject to final determination in the preparation of the Final Closing Statement. Each estimation shall be made as of 11:59 p.m. on the Measurement Date. If Buyer has any questions or disagreements regarding the Estimated Closing Statement, Buyer shall contact Seller at least two Business Days prior to the Closing Date, and in such case Seller and Buyer shall in good faith attempt to resolve any disagreements. If Buyer and Seller agree on changes to the Estimated Cash Amount based on such discussions, then the Estimated Cash Amount shall be paid at Closing based on such changes. If Buyer and Seller do not agree on changes to the Estimated Cash Amount, then the Estimated Cash Amount shall be paid at the Closing based on the amounts set forth in the Estimated Closing Statement. In either such case, appropriate adjustments to the Purchase Price shall be made after the Closing pursuant to Sections 2.3(b), (c), and (d).
          (b) Preparation of Closing Statement . As soon as reasonably practicable after the Closing Date (and, in any event, within 90 days after the Closing Date), Buyer shall prepare and deliver to Seller, at the sole expense of Buyer, a closing statement as of 11:59 p.m. on the Measurement Date (the “Proposed Closing Statement”), setting forth the proposed final calculation of (i) Capital Expenditures, (ii) Net Working Capital, and (iii) using the Credit Agreement Balance, the Cash Amount of the Aggregate Consideration. If Buyer does not deliver the Proposed Closing Statement when required, Seller may prepare and deliver it to Buyer, and, in such case, Buyer shall have Seller’s objection rights under this Section 2.3. Buyer shall provide Seller access to the Records in accordance with Section 5.4 in order to confirm Buyer’s calculations or to prepare the Proposed Closing Statement, as the case may be.
          (c) Examination of Proposed Closing Statement. Seller shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and

Buyer’s calculations. If Seller fails to give Buyer written notice of any disputed amounts within 30 days after Seller receives the Proposed Closing Statement (the “Review Period”), then the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof. If Seller gives Buyer written notice of any disputed items within the Review Period, Buyer and Seller shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement. If Buyer and Seller fail to resolve any disputed amounts within 60 days after Seller receives the Proposed Closing Statement, Buyer and Seller will engage the Audit Firm to resolve any such disputed matters in accordance with the terms of this Agreement, and, in connection with such engagement Buyer, TexStar and Seller shall execute any engagement, indemnity and other agreements as the Audit Firm may require as a condition to such engagement. The Audit Firm’s engagement shall be limited to the resolution of disputed amounts set forth in the Proposed Closing Statement that have been identified by Seller, and no other matter relating to the Final Closing Statement shall be subject to determination by the Audit Firm except to the extent affected by resolution of the disputed amounts. The Parties shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged. If possible, the decision of the Audit Firm shall be made within 30 days after being engaged and shall be final and binding on the Parties. The Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of (i) Capital Expenditures, (ii) Net Working Capital, and (iii) the Cash Amount of the Aggregate Consideration (the final form of the Proposed Closing Statement, including any revisions that are made thereto pursuant to this Section 2.3(c), is referred to herein as the “Final Closing Statement”).
          (d) Adjustments.
               (i) If the Cash Amount of the Aggregate Consideration as reflected on the Final Closing Statement is less than the Closing Amount (the amount of such shortfall, if any, being hereinafter referred to as the “Aggregate Consideration Deficit”), Seller shall pay Buyer an amount in Cash equal to the Aggregate Consideration Deficit. The Aggregate Consideration Deficit, if any, shall be paid by Seller to Buyer within five Business Days after the final determination of the Final Closing Statement.
               (ii) If the Aggregate Consideration as reflected on the Final Closing Statement is greater than the Closing Amount (the amount of such excess being hereinafter referred to as the “Aggregate Consideration Surplus”), Buyer shall pay Seller an amount in Cash equal to the Aggregate Consideration Surplus. The Aggregate Consideration Surplus, if any, shall be paid by Buyer to Seller within five Business Days after the final determination of the Final Closing Statement.
          (e) No Duplicative Effect. The provisions of this Section 2.3 and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement or as described in the Sample Balance Sheet, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) Capital Expenditures, or Net Working Capital, in each case, if any, or the Cash Amount of the Aggregate Consideration, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, as a line item or specific adjustment and (ii) the determination, calculation or methodology prescribed by GAAP shall control to the extent the matter is not so addressed in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, or requires reclassification as an asset or liability to be included in a line item or specific adjustment.
          (f) Fees and Expenses of the Audit Firm. If the Parties submit any disputed amounts to the Audit Firm for resolution as provided in Section 2.3(c) above, the fees and expenses of the Audit Firm (the “Audit Fees”) will be paid by and apportioned between Buyer and the Seller based on the aggregate dollar amount of the amount in dispute and the relative recovery as determined by the Audit Firm of Seller and Buyer, respectively. The Seller and Buyer shall promptly, and in any event within five Business Days after the final determination of the Final Closing Statement, pay to the Audit Firm the amount of Audit Fees payable by Seller and Buyer pursuant to the preceding sentence.
          (g) Seller Holdback. As security to Buyer for the performance of Seller’s obligations under Sections 2.3(d) and under Section 2.3(f), Seller shall, until the amount of any Aggregate Consideration Deficit and Audit Fees for which Seller is responsible under Section 2.3(d) and Section 2.3(f) has been paid or, if none, then the date of delivery of the Final Closing Statement, (A) maintain Seller’s limited partnership existence and (B) not transfer, assign, pledge or otherwise dispose of any interest in any Transaction Units issued to Seller pursuant to Section 2.2(b).
     2.4 Como Acquisition.
          (a) In calculating the Cash Amount of the Aggregate Consideration, the Como Bank Debt (including any proceeds thereof) shall not be taken into account or otherwise affect such calculations or the Aggregate Consideration under Section 2.2 or the Estimated Cash Amount under Section 2.3.
          (b) If the Como Acquisition shall not have closed as of 11:59 p.m. on the Measurement Date, but the closing of the Como Acquisition shall have occurred as of the Closing Date, then Como Expenses shall not be included as a Current Liability.
          (c) If the Como Acquisition closes after the Closing and on or prior to October 31, 2006, then upon the closing of the Como Acquisition, Buyer will reimburse Seller for all Como Expenses included as a Current Liability for purposes of Section 2.2 and Section 2.3.

          (d) If the Como Closing has not occurred by October 31, 2006, then Seller shall, within five Business Days following written request by Buyer, (i) refund to Buyer the Como Adjustment Amount, without interest, and (ii) reimburse Buyer for the full amount of all Como Expenses paid or incurred by any TexStar Company and that were not incurred as a Current Liability, without interest. Seller shall, until the earlier of the occurrence of the Como Closing and November 15, 2006 (i) maintain liquidity in an amount no less than the Como Adjustment Amount and an amount equal to the Como Expenses in excess of the amount of Como Expenses included in Current Liabilities for purposes of Sections 2.2 and 2.3; and (ii) maintain Seller’s limited partnership existence.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to the limitations set forth in Article IX, Seller represents and warrants to Buyer as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing):
     3.1 Organization, Good Standing and Authority of Seller.
          (a) Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease. Seller is duly qualified to transact business and is in good standing in Delaware. All the outstanding partnership interests of Seller have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Seller is duly qualified to do business in all the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on TexStar.
          (b) Seller has the full right, power and authority to enter into this Agreement and the Transaction Documents to which it shall be a party and to transfer, convey and sell to Buyer at the Closing the Interests. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or is intended to be a Party have been duly authorized by all requisite partnership action on the part of the Seller. This Agreement and the other Transaction Documents to which it is or shall be a Party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or will, if not yet executed, at Closing constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms; subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.2 Title to Interests. Seller has good and valid record and beneficial title to the Interests, free and clear of any and all Liens. TexStar GP has good and valid record and beneficial title to the GP Interests, free and clear of any and all Liens. The Partnership Interests constitute all of the outstanding Equity Interests in TexStar, and the LLC Interests constitute all of the outstanding Equity Interests in TexStar GP. Upon the Closing, Buyer will acquire good title to all of the issued and outstanding Interests, free and clear of any Liens, other than any Liens created by Buyer. No partnership interest, membership interests or other Equity Interests of TexStar are reserved for issuance. There are not, and on the Closing Date there will not be, outstanding or in existence any other Equity Interests (a) of TexStar except for the Partnership Interests and (b) of TexStar GP except for the LLC Interests, and neither TexStar or TexStar GP has any outstanding Equity Interest Equivalents and is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents other than as described in the foregoing clauses (a) and (b).
     3.3 Organization, Good Standing, Authority, Capitalization of TexStar Companies.
          (a) TexStar is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease. TexStar is duly qualified to transact business and is in good standing in Delaware. All the outstanding partnership interests of TexStar have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. TexStar is duly qualified to do business in all the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on TexStar.
          (b) TexStar GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease. TexStar GP is duly qualified to transact business and is in good standing in Delaware and Texas. All the outstanding limited liability company interests of TexStar GP have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. TexStar GP is duly qualified to do business in all the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on TexStar.
          (c) TexStar, directly or indirectly through another TexStar Subsidiary, owns, of record and beneficially, all of the outstanding Equity Interests of each TexStar Subsidiary free and clear of all Liens except for Liens in favor of Lenders granted under the Credit Agreement. The TexStar Subsidiaries, Texana Pipeline Company and Palafox Joint Venture are the only corporations, limited partnerships, limited liability companies and other Persons in which TexStar owns, directly or indirectly, an Equity Interest. Section 3.3(c) of the TexStar Disclosure Schedule sets forth all of (i) the outstanding Equity Interests of each TexStar Subsidiary and the record and beneficial owners thereof and (ii) the outstanding Equity Interests of Texana Pipeline Company and Palafox Joint Venture owned by TexStar Subsidiaries and the record and beneficial owners of such Equity Interests. TexStar, directly or indirectly through another

TexStar Subsidiary, owns, of record and beneficially, the Equity Interests in Texana Pipeline Company and Palafox Joint Venture set forth in Section 3.3(c) of the TexStar Disclosure Schedule free and clear of all Liens except for Liens in favor of Lenders granted under the Credit Agreement. None of the TexStar Subsidiaries has any outstanding Equity Interests Equivalents and is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents.
          (d) Each TexStar Subsidiary is duly organized or incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of organization or incorporation, is duly qualified to do business as a foreign limited liability company, limited partnership or corporation in good standing to conduct business in each jurisdiction set forth opposite such TexStar Subsidiary’s name on Section 3.3(d) of the TexStar Disclosure Schedule, which are all the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on TexStar. Each TexStar Subsidiary has the requisite power and authority (as a corporation, limited partnership or limited liability company) to carry on its respective business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease.
          (e) All the outstanding shares of capital stock, partnership interests, membership interests and other Equity Interests of each TexStar Subsidiary (i) have been duly authorized and validly issued (and, with respect to Palafox, are fully paid and non-assessable), (ii) were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person and (iii) are owned of record and beneficially by TexStar or another TexStar Subsidiary, free and clear of all Liens.
          (f) Seller has heretofore made available to Buyer true and complete copies of the Organizational Documents of each of TexStar, TexStar GP and the TexStar Subsidiaries. Section 3.3(f) of the TexStar Disclosure Schedule sets forth a true and complete list of the TexStar Subsidiaries together with, for each such entity, (i) a specification of the nature of its legal organization, (ii) the jurisdiction of its organization and (iii) its authorized, issued and outstanding Equity Interest and record and beneficial owner thereof.
     3.4 [reserved].
     3.5 No Conflicts. Assuming the effectuation of all filings and registrations with, the termination or expiration of any applicable waiting periods imposed by and the receipt of all Authorizations and Orders of Governmental Authorities indicated as required in Section 3.5 of the TexStar Disclosure Schedule, neither the execution and delivery by Seller of this Agreement, any other Transaction Documents to which Seller is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by Seller of its obligations hereunder or thereunder will conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the Assets of any TexStar Company under (i) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.7 are duly and timely obtained or made, to Seller’s Knowledge, any Law,

Regulation or Order applicable to any Seller or TexStar Company, (ii) the Organizational Documents of Seller or any TexStar Company or (iii) any Contract to which any Seller or any TexStar Company is a party or by which it or any of its properties or assets is bound, other than, in the case of clause (i) or (iii), any such conflict, violation, breach, default, right, loss of benefit, or creation of Lien that, individually or in the aggregate, has not had and could not reasonably be expected to result in a Material Adverse Effect on TexStar.
     3.6 Regulation and Authorizations. No TexStar Company has engaged in any activities that would subject any TexStar Company, its activities, or its facilities to the NGA jurisdiction of the FERC. All of the facilities of TexStar used to transport natural gas are intrastate pipelines or “gathering” facilities and, as such, are not subject to regulation by any Governmental Authority under the NGA or the NGPA. The representations made by Seller and the TexStar Companies concerning the jurisdictional status of their facilities and operations to natural gas purchasers and interstate or intrastate pipelines in order to effect sales or to facilitate transportation transactions (whether for any TexStar Company or any Third Person) were when made and are true and correct in all material respects, and the TexStar Companies have complied in all material respects with the terms and conditions of such sales, transportation or interconnect or similar arrangements (including “on behalf of” certificates).
     3.7 Consents and Authorizations.
          (a) Except for (i) Post-Closing Notifications, (ii) any Notifications set forth in Section 3.7(a)(ii) of the TexStar Disclosure Schedule (the “Required Notifications”), (iii) any Third-Party Consent set forth in Section 3.7(a)(iii) of the TexStar Disclosure Schedule (a “Required Third-Party Consent”), and (iv) any Authorizations set forth in Section 3.7(a)(iii) of the TexStar Disclosure Schedule, to Seller’s Knowledge, no Authorization, Notification or Third-Party Consent is necessary for Seller to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or it shall be a party other than such Authorizations, Notifications or Third-Party Consents that if not obtained or given, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on TexStar.
          (b) Each TexStar Company possesses all material Authorizations, including all certificates of public convenience and necessity and rate authorizations required by the Governmental Authority of each state with jurisdiction over such matters, as are, to Seller’s Knowledge, necessary to carry on its businesses as currently conducted. Such Authorizations are in full force and effect and, to Seller’s Knowledge, have not been violated in any material respect and no suspension, revocation or cancellation thereof has been threatened. To Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a material violation by any of the TexStar Companies of, or a material failure on the part of any member thereof to comply with the terms of, any such Authorization. Neither Seller nor any of the TexStar Companies has received from any Governmental Authority written notification that any such Authorizations (i) are not in full force and effect, (ii) have been violated in any material respect or (iii) are subject to any suspension, revocation, modification or cancellation. There is no Proceeding pending or, to Seller’s Knowledge, threatened regarding suspension, revocation, modification or cancellation of any of such Authorizations.

     3.8 Properties.
          (a) TexStar and the TexStar Subsidiaries, individually or together, own, all of the assets reflected in the Consolidated Balance Sheet (other than any assets reflected in the Consolidated Balance Sheet that have been sold or otherwise disposed of since the date of the Consolidated Balance Sheet without breaching Section 5.1(b)) and all other assets (including Real Property Interests) owned by them or held by them under valid leaseholds (the “Assets”) free and clear of all Title Defects, other than the Pipeline Assets, as to which they have such title or interest as is sufficient to enable them to conduct their business as currently conducted without material interference. Neither Seller nor any TexStar Company has received any written notice of any claim asserting the existence of a Title Defect in connection with any material Assets. To Seller’s Knowledge, there are no assessments against the Assets for public improvements. As of the date of this Agreement, there has been no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or, to Seller’s Knowledge, the threat of condemnation.
          (b) The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or, to Seller’s Knowledge, necessary for use in connection with the operation of the business of the TexStar Companies consistent with past practice and as currently operated. The personal property owned or leased by the TexStar Companies is, to Seller’s Knowledge, sufficient to enable them to conduct their business as currently conducted. There are no preferential or similar rights to purchase any material Asset or material portion of the Assets.
          (c) None of the Title Defects set forth in Section 3.8 of the TexStar Disclosure Schedule has had or will have an adverse effect on the ability of the TexStar Companies to conduct their business as currently conducted without material interference.
          (d) Neither Seller nor any TexStar Company has received any notice of default or termination or, to Seller’s Knowledge, is in default, under the terms of any leases, easements or rights of way with respect to the Real Property Interests, that might result in a material impairment or loss of title to the Real Property Interests or the value thereof or that has or would hinder or impede the operations of the assets of any TexStar Company or adversely affect the ability of the TexStar Companies to own and operate their assets from and after the Closing in the ordinary course of business as conducted by the TexStar Companies prior to Closing.
          (e) The assets of the TexStar Companies that are tangible assets are, in all material respects, in good operating and working order, repair and condition, subject to ordinary wear and tear.
     3.9 Taxes.
          (a) All Taxes payable by or imposed against any TexStar Company have been timely and fully paid other than Taxes not yet due and payable. Each TexStar Company has duly complied with all withholding Tax and Tax deposit requirements imposed on them and their respective assets.

          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to each TexStar Company have been duly and timely filed with the appropriate Governmental Authority (other than tax returns for which timely extensions have been filed) and all such Tax Returns are correct and complete in all material respects.
          (c) (i) No TexStar Company is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Seller’s Knowledge, threatened against any TexStar Company with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against any TexStar Company that has not been finally resolved and satisfied, and (iv) no claim has ever been made by a Governmental Authority in a jurisdiction where the TexStar Companies do not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (A) the filing of any Tax Return by or with respect to, or (B) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, any TexStar Company for any taxable period.
          (d) No TexStar Company has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of any TexStar Company.
          (e) No TexStar Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.
          (f) None of the TexStar Companies (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than another TexStar Company).
          (g) No TexStar Company is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar Contract.
          (h) No TexStar Company has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, any TexStar Company for any taxable period ending after the Closing Date.
          (i) No TexStar Company has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

          (j) From and at all times since July 28, 2005, TexStar has been classified as a disregarded entity for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and all Tax Returns have been prepared consistently therewith. All of the TexStar Subsidiaries, other than Palafox (which is classified as a corporation) and PGCL (which is classified as a partnership) from and at all times since their inception, have been classified as disregarded entities for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and all Tax Returns have been prepared consistently therewith.
     3.10 Compliance with Laws.
          (a) Except as set forth in Section 3.10(a) of the TexStar Disclosure Schedule, each TexStar Company is in compliance in all material respects with all applicable Laws and Regulations and no TexStar Company has received specific written notice from any Governmental Authority that it is not in compliance in any material respects with any applicable Law. Notwithstanding anything herein to the contrary, the provisions of this Section 3.10 shall not relate to or cover Environmental Laws.
          (b) Subject to Section 3.6 and except as set forth in Section 3.10(b) of the TexStar Disclosure Schedule, no provision of any Law, Regulation or Order applicable to any TexStar Company (i) would preclude any TexStar Company from charging and collecting, without the necessity for approvals of any Governmental Authority and without refund obligation, market based rates for gathering, transporting, treating, processing, compressing, purchasing, or selling Hydrocarbons; (ii) would preclude any TexStar Company from constructing additions to, modifications of or interconnections with Third Persons with respect to, its gathering, transportation, treating, processing or compression facilities; or (iii) has required or could reasonably be expected to require any TexStar Company to make refunds of amounts collected for sales or services.
          (c) None of the TexStar Companies is engaged in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.
     3.11 Insurance. Section 3.11 of the TexStar Disclosure Schedule sets forth a list, including the name of the insurer, the risks insured, and related limits of the insurance policies currently maintained by the TexStar Companies. All such policies are in full force and effect. There is no material claim outstanding under any such insurance policy and to Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for or (with or without notice or lapse of time) could reasonably be expected to give rise to or serve as the basis for any such claim under any such policy. No TexStar Company has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. No TexStar Company is a party to any Contract, and the insurance policies listed on Section 3.11 of the TexStar Disclosure do not contain any provision, that would affect the rights of any TexStar Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.
     3.12 Material Contracts.

          (a) Section 3.12(a)(i) of the TexStar Disclosure Schedule contains a description of all Material Contracts. A true, correct and complete copy of each Material Contract has been made available to Buyer. Except for the Acquisition Agreements, no TexStar Company has entered into any material acquisition, partnership, joint venture, teaming or other similar Contract since July 30, 2004. None of the TexStar Companies has received from any other party to a Material Contract any written notice of any material breach or material violation by any TexStar Company of any Material Contract or termination or intention to terminate such Material Contract. Except as set forth in Section 3.12(a)(ii) of the TexStar Disclosure Schedule, no event has occurred which (with notice or lapse of time, or both) would constitute a default or an event of default by any TexStar Company under the terms of any Material Contract or give any other party to a Material Contract the right to terminate or modify the terms of such Material Contract. The TexStar Companies have performed all of their material obligations under the Material Contracts. Each of the Material Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of the TexStar Company that is a party thereto and, to Seller’s Knowledge, each other party thereto, and, to Seller’s Knowledge, no other party to any Material Contract is in material breach of the terms, provisions or conditions of such Material Contract.
          (b) A copy of each Contract entered into between any TexStar Company and any of the parties to any Acquisition Agreement after the date of the closing under the applicable Acquisition Agreement, and any Contract currently being negotiated and proposed to be entered into among such parties, including without limitation any such Contract regarding the resolution of responsibility or liability for the remediation or other clean-up of any Pre-existing Environmental Matters or any claim for indemnification by any party, is listed on Schedule 3.12(b) of the TexStar Disclosure Schedule and true and correct copies of each such Contract (or the current version of each such Contract currently being negotiated), has been made available to Buyer.
          (c) No TexStar Company has received any claim for indemnification from any party (other than a TexStar Company) under any Acquisition Agreement, and Section 3.12(c) of the TexStar Disclosure Schedule sets forth a list of (i) all claims for indemnification made by any TexStar Company under any Acquisition Agreement and (ii) all unresolved pending claims for indemnification made by any TexStar Company under the Acquisition Agreement.
     3.13 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property (“Intellectual Property”), that are, to Seller’s Knowledge, necessary for the operation, or continued operation, of the business of any TexStar Company, or for the ownership and operation, or continued ownership and operation, of any assets of any TexStar Company, for which the TexStar Companies do not hold valid and continuing authority in connection with the use thereof. No TexStar Company has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the Assets owned by any TexStar Company.
     3.14 Broker’s or Finder’s Fees. Except as set forth in Section 3.14 of the TexStar Disclosure Schedule, no investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of any TexStar Company.
     3.15 Employees.
          (a) None of the TexStar Companies has agreed to recognize any labor union or other collective bargaining representative and, to Seller’s Knowledge, no labor union or other collective bargaining representative claims to or is seeking to represent any employees of the TexStar Companies. To Seller’s Knowledge, no union organizational campaign or representation petition is currently pending with respect to any employees of any TexStar Company.
          (b) No TexStar Company is a party to or bound by any collective bargaining agreement, applicable to any employees of the TexStar Companies. No collective bargaining agreements relating to any employees of the TexStar Companies are being negotiated.
          (c) There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to Seller’s Knowledge, threatened against or affecting the TexStar Companies, and none of the TexStar Companies has experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages. None of the TexStar Companies is engaged, nor has engaged, in any unfair labor practices, and has not had any, unfair labor practice charges or complaints before any Governmental Authority pending or, to Seller’s Knowledge, threatened against any TexStar Company. None of the TexStar Companies has any grievances, arbitrations, or other proceedings arising or asserted to arise out of or under any employment or similar Contract or individual Contract, pending or, to Seller’s Knowledge, threatened, against any of them.
          (d) None of the TexStar Companies is a party to any Contract (other than this Agreement) that is, in any way, inconsistent with such employees’ future status with Buyer or any TexStar Company as employees-at-will who may be terminated at any time without cause or notice, except as otherwise provided by applicable Law.
          (e) None of the TexStar Companies is a party to any employment Contract or any consulting or similar Contract for the provision of services to, any TexStar Company.
     3.16 Employee Benefit Plans.
          (a) TexStar has entered into the Management Services Agreement pursuant to which employees of BlackBrush O&G provide personnel management services to TexStar and the other the TexStar Companies (the “Worksite Employees”).
          (b) Section 3.16(b) of the TexStar Disclosure Schedule sets forth a complete and accurate list of each of the following (whether oral or in writing) that is or has been sponsored, maintained or contributed to since January 1, 2000 by any TexStar Company or any trade or business, whether or not incorporated, that together with any TexStar Company would be considered affiliated with TexStar under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) for the benefit of any person who, as of the

Closing, is a current or former Worksite Employee or employee or subcontractor of TexStar: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (each, a “Plan”); and (ii) each equity compensation, bonus, incentive award, severance, deferred compensation, executive compensation, supplemental income, retiree benefit, fringe benefit (whether or not taxable), employee loan, vacation, or change of control plan, policy or agreement, each employment and consulting agreement, each personnel policy and each other employee benefit plan, contract, program or practice which is not described in Section 3.16(b)(i) (each, a “Benefit Program” or “Benefit Agreement,” as applicable) (such Plans and Benefit Programs or Benefit Agreements are sometimes collectively referred to in this Agreement as the “Employee Benefit Plans”).
          (c) Neither any TexStar Company nor any ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time since January 1, 2000, contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; each TexStar Company and each ERISA Affiliate has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Employee Benefit Plans and the Management Services Agreement, such that there have been no material defaults or violations by any other party to the Employee Benefit Plans or the Management Services Agreement; each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding such qualified status (or the period for applying for a determination letter remains open) or is entitled to rely on an opinion or notification letter from the IRS and has not been amended, operated or administered in a way which could reasonably be determined to adversely affect such qualified status; there are no actions, suits or claims pending (other than routine claims for benefits) or, to Seller’s Knowledge, contemplated or threatened against, or with respect to, any of the Employee Benefit Plans or their assets; the TexStar Companies and the ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Employee Benefit Plan for post-employment welfare benefits (other than continuation coverage under the requirements of Section 4980B of the Code and Sections 601-609 of ERISA, other coverage mandated by law or deferred compensation benefits); and each Employee Benefit Plan, related trust agreements and, to the extent applicable, the IRS Forms 5500’s is for the three most recently completed plan years for each Plan have been provided to Buyer.
          (d) Neither the execution or delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will result in any payment becoming due to any employee or group of employees of any TexStar Company under any Employee Benefit Plan.
     3.17 Financial Statements; Absence of Undisclosed Liabilities; Controls and Procedures.
          (a) TexStar has delivered to Buyer the following:
               (i) the audited consolidated balance sheets (the “Consolidated Balance Sheet”) and related audited consolidated income statements, statements of cash flows and statements of changes in partners’ equity of TexStar and its Subsidiaries for the five months ended December 31, 2004 and the year ended December 31, 2005, together with the notes thereto and the related audit reports of PricewaterhouseCoopers thereon (such financial statements for the five months ended December 31, 2004 and the year ended December 31, 2005 being the “Audited Financial Statements”); and
               (ii) the unaudited consolidated balance sheet and related unaudited consolidated income statements, statements of cash flows and statements of changes in partners’ equity of TexStar and its Subsidiaries (for the four-month period ended April 30, 2006) together with the notes thereto (the “Interim Financial Statements”) and together with the comparable unaudited financial statements of TexStar and its Subsidiaries for the five-month period ended May 31, 2005. The Audited Financial Statements and the Interim Financial Statements are hereinafter referred to, collectively, as the “Financial Statements.”
          (b) The Financial Statements have been prepared in accordance with the books and records of TexStar and the TexStar Subsidiaries in all material respects. Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of TexStar and the TexStar Subsidiaries, as of the date thereof, and each of the consolidated income statements, statements of cash flows and statements of changes in partners’ equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows and changes in member interests, as the case may be, of TexStar and the TexStar Subsidiaries for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material. TexStar has informed the Partnership and Buyer that: (i) imbalances and line losses or line gains may occur from time to time, causing the sums or gas volumes payable or receivable under the Contracts of the TexStar Companies to increase or decrease after the date of invoice (collectively, “Future Adjustments”), (ii) it is common industry practice to discover Future Adjustments through meter readings, calculations, integrations and adjustments performed substantially after a particular gas purchase, sale, transportation, gathering, processing or treating transaction has been completed, invoiced for and settled by payment, (iii) when a Future Adjustment is discovered, it is common in gas industry contracts to require the parties to correct the Future Adjustment by making adjusted deliveries or payments as required to settle all accounts based on the actual volumes delivered, transported, gathered, processed, treated or received, and (iv) the Financial Statements were prepared based on the TexStar Companies’ invoiced volumes and have not been adjusted for, and no amounts have been reserved for, Future Adjustments that may be required under any TexStar Company’s Contracts; provided, however, all Future Adjustments that were known or estimable as of the dates of the Financial Statements are reflected in such Financial Statements; and provided, further, nothing contained in this sentence shall limit or otherwise affect the rights of the Partnership and Buyer to rely (without qualification or limitation by this sentence) on the representations and warranties otherwise set forth in this Section 3.17 or shall limit or otherwise affect any rights or remedies of any Buyer Indemnitee under Article IX.
          (c) Except as set forth in Section 3.17(c) of the TexStar Disclosure Schedule, there are no Liabilities of TexStar or any TexStar Subsidiaries that are not reflected or reserved against in the Interim Financial Statements, other than Liabilities that are (i) current liabilities incurred in the ordinary course of business and consistent with past practices of the TexStar Companies since April 30, 2006, (ii) not required to be presented in unaudited interim financial statements prepared in conformity with GAAP and that are not, individually or in the aggregate, material to the TexStar Companies, taken as a whole, (iii) Liabilities under this Agreement or (iv) Liabilities for Expenses.
          (d) Each of the TexStar Companies maintains books and records reflecting in all material respects its assets and liabilities and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the TexStar Companies, and maintains proper and adequate internal accounting controls that provide reasonable assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the TexStar Companies and to maintain accountability for the consolidated assets; (C) access to the TexStar Companies’ assets is permitted only in accordance with management’s authorization; (D) the reporting of the TexStar Companies’ assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (e) Seller’s accountants have not advised the Seller of any material deficiencies in Seller’s disclosure controls and procedures, which controls and procedures are designed to require disclosure of information of the type that would be required to be disclosed in reports filed under the Exchange Act if TexStar FS had a class of securities registered under Section 12 of the Exchange Act.
          (f) Seller has made available to Buyer and the Partnership a summary of (A) any significant deficiencies in the design or operation of internal controls which could, to Seller’s Knowledge, materially adversely affect the TexStar Companies’ ability to record, process, summarize and report financial data, (B) any material weaknesses in the TexStar Companies’ internal controls, (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the TexStar Companies’ internal controls and (D) any change in the internal controls or disclosure controls and procedures of the TexStar Companies effected since January 1, 2006.
     3.18 Environmental Matters.
          (a) To Seller’s Knowledge, no TexStar Company is in violation of any Environmental Law that could reasonably expected to have a Material Adverse Effect on TexStar. No Governmental Authority or other Third Person has alleged that any TexStar Company is in violation of any Environmental Law that could reasonably be expected to have a Material Adverse Effect on TexStar, except for such allegations of violation that have been resolved to the satisfaction of the party making such allegation.
          (b) None of the Real Property Interests, none of any other properties used by any TexStar Company, and none of the properties to which Hazardous Materials generated by any TexStar Company or as a result of the operations of any TexStar Company may have migrated or been transported is (i) listed on the CERCLA National Priorities List or any other similar list of sites of environmental concern maintained by any Governmental Authority or (ii) is the subject of any remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials.
          (c) No TexStar Company has released (or, as to each of Palafox Joint Venture, Texas Gas Gathering and Texana Pipeline Company, such TexStar Company has not, since the date any other TexStar Company first acquired an Equity Interest in such TexStar Company, released), and to Seller’s Knowledge there have not been any releases of, Hazardous Materials on, under, from, or into any of the Real Property Interests or any other property formerly owned, operated, or used by any TexStar Company during or before the time of such TexStar Company’s ownership, operation, or use of such properties that could be reasonably expected to have a Material Adverse Effect on TexStar.
          (d) To Seller’s Knowledge, each TexStar Company currently holds all material permits, licenses, and approvals required under any Environmental Law for its ownership, operation, or use of the Real Property Interests and the conduct of its operations. There are no outstanding or unresolved notices of violation or notices of noncompliance with respect to such permits, licenses, and approvals.
          (e) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, or notices pending or, to Seller’s Knowledge, threatened against any TexStar Company under any Environmental Law, including without limitations those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment.
          (f) Except as set forth in Section 3.18(f) of the TexStar Disclosure Schedule, no TexStar Company is a party or, to Seller’s Knowledge, a successor in interest to any Contract under which any TexStar Company has assumed or agreed to be responsible for any current or contingent Liabilities with respect to any Hazardous Materials or any matters arising under Environmental Laws.
          (g) To Seller’s Knowledge, there are no actual or contingent Environmental Costs or Liabilities that any TexStar Company may sustain in connection with any remediation, clean-up, modification, monitoring, repairs, work, construction, alterations or installations required as a result of any existing condition, fact or circumstance, including any Environmental Costs or Liabilities relating to capital improvements, physical upgrading or maintenance and repairs required by, or otherwise required to correct any TexStar Company’s noncompliance with, any Environmental Law.
     3.19 Litigation.
          (a) Except as set forth in Section 3.19(a) of the TexStar Disclosure Schedule, there are no Proceedings pending or, to Seller’s Knowledge, threatened against any TexStar Company or the Assets of any TexStar Company, including any Proceeding that questions the validity or enforceability of this Agreement or any other Transaction Document to be executed and delivered by the TexStar Companies in connection with the transactions contemplated hereby.
          (b) Except as set forth in Section 3.19(b) of the TexStar Disclosure Schedule, to Seller’s Knowledge, there are no facts or circumstances existing that could reasonably give rise to (i) any litigation, arbitration, investigation or proceeding that, if resolved in a manner adverse to the TexStar Companies, could reasonably be expected to give rise to a material Liability or have a Material Adverse Effect on TexStar or (ii) any litigation, arbitration, investigation or proceeding under the Lewis Contracts.
          (c) No TexStar Company is subject to any outstanding Order (other than routine oil and gas field regulatory orders) or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding, or letter of commitment with a Third Party, including any such Order, agreement or arrangement relating to claims of unfair labor practices, employment discrimination or other claims with respect to employment and labor practices and policies.
          Notwithstanding anything herein to the contrary, the provisions of this Section 3.19 shall not relate to or cover Environmental Laws.
     3.20 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, planned or being contemplated by any TexStar Company or with respect to any of their respective Assets, or, to Seller’s Knowledge, being threatened against TexStar or any of the TexStar Subsidiaries.
     3.21 Absence of Certain Changes. Except as reflected in the Interim Financial Statements, since January 1, 2006, (a) neither TexStar nor any TexStar Subsidiary has acted or failed to act in a manner that would have been prohibited by Section 5.1 if the terms of such Section had been in effect as of and after such date and (b) there has not occurred, and neither TexStar nor any TexStar Subsidiary has incurred or suffered, any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing that has had or could reasonably be expected to have, a Material Adverse Effect on TexStar.
     3.22 Pipeline Matters. Section 3.22 of the TexStar Disclosure Schedule sets forth summary historical throughput data and information (but only to the extent TexStar possesses such throughput data and information) for the periods January 1, 2006 through April 30, 2006 relating to the Assets, including volumes of Hydrocarbons transported through the Pipeline Assets for the periods indicated. Such throughput data and information are accurate and complete in all material respects with respect to such periods. Subsequent to such periods, there have been no material adverse changes in the volumes of Hydrocarbons transported through the Pipeline Assets. Except as set forth in Section 3.22 of the TexStar Disclosure Schedule as of the date hereof, no fact or circumstance exists that would result in a material decrease in such volumes excluding, however, changes that may result from (a) market conditions, (b) matters that affect the energy industry in general or in the area in which the Assets are located, or (c) non-performance by a party under the Gas Contracts other than a TexStar Company.

     3.23 Affiliate Relationships. Except as set forth in Section 3.23 of the TexStar Disclosure Schedule, there are no Contracts or other arrangements involving any TexStar Company in which any member, manager, officer, director, or Affiliate of TexStar or the TexStar Subsidiaries has a financial interest.
     3.24 Investor Status.
          (a) The Transaction Units are being acquired by Seller for investment purposes only, for Seller’s own account and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Seller is not a party to or bound by, and does not intend to or have any plans to enter into, any Contract with any person to sell, transfer or pledge any part of the Transaction Units, except for bona fide pledges or sales or transfers made in compliance with all applicable securities laws, each of which current or intended Contracts is set forth in Section 3.24(a) of the TexStar Disclosure Schedule.
          (b) Seller has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the Partnership and the suitability of the Transaction Units as an investment.
          (c) In connection with the acquisition of the Transaction Units hereunder, Seller has had the opportunity to examine all aspects of the Partnership, its operations, and its financial condition that Seller has deemed relevant, and has had access to all information with respect to the Partnership and its business in order to make an evaluation thereof. In connection with the acquisition of the Transaction Units hereunder, Seller has had the opportunity to ask such questions of and receive answers from directors, officers, employees and representatives of the Partnership concerning the Partnership and to obtain such additional information about the Partnership as Seller deems necessary for an evaluation thereof. The investment decision of Seller to acquire the Transaction Units has been based solely upon the evaluation made by Seller of the Partnership. In evaluating the suitability of an investment in the Partnership, Seller has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of the Partnership and Buyer in this Agreement and information in the instruments referred to in Section 3.24(d).
          (d) Seller acknowledges that it has received, sufficiently in advance of this Agreement as Seller deems necessary to evaluate an investment in the Transaction Units, a copy of each of the Partnership SEC Documents, and has been informed that copies of Exhibits to each of the Partnership SEC Documents will be made available to Seller upon such Seller’s written request.
          (e) Seller is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act.
          (f) Seller acknowledges that the Transaction Units have not been offered or sold by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature.

     3.25 Status of Transaction Units; Disposition.
          (a) Seller acknowledges that no registration statement relating to the Transaction Units has been filed under the Securities Act or any state securities law and that, consequently, the Transaction Units are “restricted securities” within the meaning of Rule 144 under the Securities Act, may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by Sellers) unless the Shares subsequently are registered under the Securities Act and such state laws or unless an exemption from such registration requirements is available.
          (b) Neither Seller nor anyone acting on Seller’s behalf has offered or sold or will offer or sell any of the Transaction Units by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the Transaction Units under the Securities Act, would render the disposition of the Transaction Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration or qualification pursuant thereto.
     3.26 FCC Matters.
          (a) Section 3.26 of the TexStar Disclosure Schedule sets forth a true and complete list of all FCC Licenses held by each TexStar Company (the “TexStar FCC Licenses”). For each TexStar FCC License, Section 3.26 of the TexStar Disclosure Schedule sets forth (A) name of the licensee, (B) the FCC call sign, (C) the authorized channel(s), (D) the geographic area of authorization (the “Market”) and (E) the date of original issuance or, if applicable, last renewal. Except for Permitted Encumbrances, all TexStar FCC Licenses are owned by the applicable TexStar Company free and clear of all Liens.
          (b) The grant, renewal or assignment of the TexStar FCC Licenses to the existing licensee thereof was approved by the FCC by Final Order and the TexStar FCC Licenses are validly issued and in full force and effect. There is no Proceeding pending before the FCC or, to Seller’s Knowledge, threatened, with respect to any TexStar FCC License.
          (c) No application with respect to any TexStar FCC License is currently pending with the FCC.
          (d) No TexStar Company is a party to or bound by any Contract with respect to spectrum capacity under any TexStar FCC License or to accept any interference with respect to any TexStar FCC License.
          (e) Prior to the date hereof, Seller has made available or provided to Buyer true and complete copies of each TexStar FCC License.
          (f) There is no TexStar FCC License that is currently subject to a condition or situation that could reasonably be expected to place the applicable FCC License at material risk of revocation, cancellation or forfeiture within 180 days after the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND BUYER
     The Partnership and Buyer jointly and severally represent and warrant to Seller as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing), in each case except as to matters disclosed in the Partnership SEC Documents:
     4.1 Organization, Standing and Power. Each of the Partnership and Buyer and its Significant Subsidiaries (as defined herein) is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership. The Partnership has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended to date, and complete and correct copies of the Organizational Documents of Buyer. “Significant Subsidiary” means any subsidiary of the Partnership that would constitute a Significant Subsidiary of the Partnership within the meaning of Rule 1.02 of Regulation S-X of the SEC.
     4.2 Capital Structure. As of the date hereof, the authorized Equity Interest of the Partnership is as set forth in the Partnership Agreement. At the close of business on July 11, 2006: (a) 19,521,396 Common Units were issued and outstanding; (b) 19,103,896 Subordinated Units were issued and outstanding; (c) General Partner held 2% of the total partnership interest in the Partnership; (d) 751,800 Common Units were subject to issuance under outstanding options or awards under the Partnership Long-Term Incentive Plan (“Unit Plan”); (e) 1,696,284 Common Units were reserved for issuance pursuant to awards that may be granted (other than currently outstanding awards) pursuant to the Unit Plan; (f) no Voting Debt was issued and outstanding; and (g) all Incentive Distribution Rights were held by the General Partner. Except as set forth in this Section 4.2, and except for changes since July 11, 2006 resulting from the grant or exercise of options granted prior to the date hereof pursuant to, or from issuances or purchases under, Unit Plan, there are outstanding: (i) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership; (ii) no securities of the Partnership or any subsidiary of the Partnership convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership or any subsidiary of the Partnership; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Partnership or any subsidiary of the Partnership is a party or by which it is bound in any case obligating the Partnership or any subsidiary of the Partnership to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the Partnership or of any subsidiary of the Partnership or obligating the Partnership or any subsidiary of the Partnership to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
     4.3 Authority; No Violations, Consents and Approvals.
          (a) Other than approval by the General Partner, which approval has been obtained, no vote of holders of any Equity Interest of the Partnership is necessary to approve this Agreement, the Partnership Agreement Amendment, the other Transaction Documents to which the Partnership or Buyer is or will be a party, or the performance by the Partnership and Buyer of their respective obligations hereunder or thereunder. The Partnership and Buyer have all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of each of the Partnership and Buyer. This Agreement has been duly executed and delivered by each of the Partnership and Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligation of each of the Partnership and Buyer enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Partnership, as the owner of all of the outstanding Equity Interest in the general partner of Buyer, has caused the general partner of Buyer to approve this Agreement and the transactions contemplated hereby in its capacity as the general partner of Buyer.
          (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Partnership or any of its Subsidiaries under, or otherwise result in a material detriment to the Partnership or any of its Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership (each as amended to date) or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or other Contract applicable to the Partnership or any of its Subsidiaries, (iii) any joint venture or other ownership arrangement or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.7 are duly and timely obtained or made, any Law, Regulation or Order applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Partnership.
          (c) No Notification to, and no Authorization from, any Governmental Authority is required by or with respect to the Partnership or any of its Subsidiaries in connection with the execution and delivery by the Partnership and Buyer of this Agreement and the other

Transaction Documents to which they are or will be a party or the performance by the Partnership and Buyer of their respective obligations hereunder or thereunder, except for: (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the Nasdaq; (iii) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (iv) any Post-Closing Notifications; and (v) any such Notification or Authorization that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.4 SEC Documents. The Partnership has made available to Seller a true and complete copy of each of the Partnership SEC Documents and exhibits to each of the Partnership SEC Documents. The Partnership SEC Documents constitute each registration statement, prospectus, (other than preliminary prospectuses), and other material reports and schedules filed by the Partnership with the SEC since December 31, 2005, and include all the documents (other than preliminary material) that the Partnership was required to file with the SEC since December 31, 2005. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Partnership included in the Partnership SEC Documents were prepared from the books and records of the Partnership and its subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Partnership and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Partnership and its consolidated Subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, the Partnership and the Buyer shall have no liability with respect to any current report on Form 8-K of the Partnership that has been “furnished” rather than “filed” with the SEC.
     4.5 Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Partnership SEC Documents, since December 31, 2005, the Partnership has conducted its business only in the ordinary course of business, and there has not been: (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Partnership and its subsidiaries; or (b) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Partnership.

     4.6 Litigation. Except as disclosed in the Partnership SEC Documents, there is no suit, action or proceeding pending, or, to Buyer’s Knowledge, threatened against or affecting the Partnership or any subsidiary of the Partnership (“Partnership Litigation”), and, to the Buyer’s Knowledge, there are no facts that are likely to give rise to any Partnership Litigation, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Partnership, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Partnership or any Subsidiary of the Partnership that could reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.7 Taxes. From and at all times since its formation, the Partnership has qualified as a partnership for U.S. federal income tax purposes under Section 7704(c) of the Code, and all Tax Returns have been prepared consistently therewith.
     4.8 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any of its Affiliates that is, or following the Closing would be, an obligation of TexStar, Seller or any of their respective Affiliates.
     4.9 Investment Intent. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
     4.10 Financing. Buyer has received and furnished to Seller an accurate and complete copy of the Commitment. The debt proceeds to be provided pursuant to the Commitment (assuming the satisfaction of the conditions thereto) are sufficient to enable Buyer to perform its obligations to consummate the transactions contemplated by this Agreement. As of the date hereof, to the Partnership’s Knowledge, there is no fact or circumstance that could reasonably be expected to cause the conditions to provide financing set forth in the Commitment to not be satisfied; provided, however, that (i) the Partnership and Buyer make no representation or warranty as to the materiality or past or future effect on the TexStar Companies of any matter disclosed in the TexStar Disclosure Schedule or otherwise made available or provided to the Partnership, Buyer or their advisors in the Buyer’s due diligence of the TexStar Companies, including whether any such fact or circumstance has had or could reasonably be expected to have a Material Adverse Effect on TexStar and (ii) this sentence and any representations or warranties made in this Section 4.10 shall terminate as of the Closing and shall not affect any rights or remedies of any Buyer Indemnitee under Article IX.
ARTICLE V
COVENANTS
     5.1 Conduct of Business.

          (a) Seller covenants and agrees that until the earlier of the Closing or the termination of this Agreement, except as otherwise set forth in Section 5.1(a) of the TexStar Disclosure Schedule or unless Buyer otherwise consents in writing (which consent shall not unreasonably withheld, conditioned or delayed), Seller shall cause the TexStar Companies to:
               (i) operate in the usual and ordinary course of business consistent with past practice;
               (ii) preserve substantially intact their business organizations, and use commercially reasonable efforts to maintain their rights, privileges and immunities, to retain the services of the key employees (subject to work force requirements) of the TexStar Companies and to maintain their relationships with their customers and suppliers;
               (iii) use commercially reasonable efforts consistent with past practice to maintain and to keep their properties and assets in good repair and condition, ordinary wear and tear excepted; if there is any casualty loss or damage to any properties or assets of any TexStar Company prior to Closing, TexStar shall consult with Buyer regarding the replacement or repair of such property or asset;
               (iv) use commercially reasonable efforts to keep in full force and effect insurance applicable to their assets and operations comparable in amount and scope of coverage to that currently maintained; and
               (v) (A) keep and maintain accurate books, Records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of their Assets or with respect to their franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all wages and other compensation incurred with respect to all employees of and consultants to the TexStar Companies, including all payments required under the Management Services Agreement; and (D) comply in all material respects with the requirements of all applicable Laws, Regulations and Orders, obtain or take all Governmental Actions necessary in the operation of its business, and comply and enforce (in all material respects) the provisions of all Material Contracts.
          (b) Except pursuant to the terms of this Agreement, as otherwise set forth in Section 5.1(b) of the TexStar Disclosure Schedule or unless Buyer otherwise agrees in writing from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, Seller shall not sell, transfer or otherwise dispose of, or grant any Lien with respect to, the Interests or any other Equity Interests of any TexStar Company and shall not permit any TexStar Company to take any of the following actions (and shall take all action necessary (including exercising its rights with respect to the Interests) to prevent any TexStar Company from taking any action prohibited by this Section 5.1(b)):
               (i) (A) to redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding Equity Interests of any TexStar Company, (B) to effect any reorganization or recapitalization, (C) to split, combine or reclassify any of the Equity Interests of any TexStar

Company, or (D) to declare, set aside or pay any dividend or other distribution, other than wholly in Cash, in respect of its Equity Interests;
               (ii) (A) to offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of, the Partnership Interests or any of its Equity Interests or (B) to grant, or authorize the grant of, any Lien of any TexStar Company with respect to the Partnership Interests or any of its Equity Interests;
               (iii) to acquire, directly or indirectly, (A) whether by merger or consolidation, by purchasing an Equity Interest or otherwise, any business or division of any Person or (B) any material assets or properties other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice other than, in either case, for an Approved Acquisition;
               (iv) to sell, lease, exchange or otherwise dispose of, any of their respective assets, except for dispositions of Hydrocarbon inventories or leases of their properties, in each case in the ordinary course of business consistent with past practice or to grant any Lien with respect to any of their respective assets, other than in connection with an Approved Acquisition;
               (v) to adopt any amendments to their respective Organizational Documents;
               (vi) (A) to make any change in their methods of accounting in effect on the date hereof, except as may be required to comply with changes in GAAP, (B) to make or revoke any Tax election or change (or make a request to change) its Tax accounting methods, policies, or procedures, (C) to settle or compromise any Proceeding relating to Taxes, except, in each case, as may be required by Law; or (D) to revalue any asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Interim Financial Statements;
               (vii) to incur any Indebtedness, except for draws against the working capital facility provided by the Credit Agreement and funding of the Como Bank Debt;
               (viii) to incur, or commit to incur any liability or obligation to make capital expenditures in excess of $150,000 individually or $500,000 in the aggregate, except for capital expenditures that (A) have been approved by TexStar’s management prior to the date hereof and are set forth in Schedule B, or (B) have been approved by Buyer;
               (ix) to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (x) to amend, modify, cancel, waive or assign any rights or obligations under or otherwise change in any respect any Material Contract other than in the ordinary course of business; provided Seller shall (1) cause TexStar EasTex I and TexStar EasTex II to consult with Buyer prior to taking any such action under the Como Acquisition Agreement without regard to whether such action may be in the ordinary course of business and (2) not amend, and not permit any TexStar Company to amend, the Financial Advisory Agreement.
               (xi) to enter into or assume any Contract with any Person (including an Affiliate), other than Contracts entered into in the ordinary course of business with a Third Person consistent with past practice and Contracts entered into in connection with an Approved Acquisition;
               (xii) (A) increase any TexStar Employee’s compensation (including salary, bonuses, benefits and other forms of current and deferred compensation), (B) to enter into, (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other equity based, incentive or deferred compensation plan or arrangement or other fringe benefit plan, (3) any consulting, employment, severance, bonus, termination or similar Contract with any Person or (4) any amendment or extension of any such plan or Contract; (C) except for payments made pursuant to any existing Plans, to grant, pay, or otherwise become liable for or obligated to pay, any Severance Obligation, Change of Control Obligation, bonus or increase in compensation or benefits to, or forgive any Indebtedness of, any employee or consultant of any TexStar Company; or (D) to make any loan to, or enter into any other transaction with, any of its directors, officers or employees;
               (xiii) to engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in Article III to become untrue;
               (xiv) (A) fail to maintain in full force and effect all TexStar FCC Licenses, and timely comply with FCC Rules with respect to the TexStar FCC Licenses, (B) enter into any agreement on or with respect to spectrum capacity under any TexStar FCC License without the prior consultation with and the prior approval of Buyer, and (C) enter into any agreements to accept interference as prescribed by the FCC Rules in connection with any TexStar FCC License without the prior consultation with and the prior approval of Buyer; and
               (xv) to agree in writing or otherwise to do any of the foregoing.
          (c) The parties agree that if Buyer agrees in writing to any of the preceding Sections 5.1(a) and (b), each applicable section of TexStar Disclosure Schedules shall be automatically updated for all purposes under this Agreement to include such action to which Buyer agreed.
     5.2 Access, Information and Access Indemnity.
          (a) Until the earlier of the Closing or the termination of this Agreement, on Business Days and during the business hours of 8:00 a.m. to 5:00 p.m. (local time), TexStar will continue to make available to Buyer and Buyer’s authorized representatives for examination as Buyer may reasonably request, all Records and agreements in the possession or control of Seller or any TexStar Company relating to the assets and operations of any TexStar Company; provided, however, such material shall not include (i) any information described in Section 5.2(a) of the TexStar Disclosure Schedule subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by TexStar after reasonable efforts, or (ii) subject to prompt disclosure to Buyer of the general nature thereof, information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; and provided, further that, Buyer shall not unreasonably interfere with the day-to-day operations of the business of any TexStar Company.
          (b) Subject to Section 5.2(a) above, TexStar shall permit Buyer and Buyer’s authorized representatives to consult with TexStar’s employees on Business Days and during the business hours of 8:00 a.m. to 5:00 p.m. (local time) provided that the prior notice is given to an Officer and such Officer is permitted to be present, and to conduct, at Buyer’s sole risk and expense, inspections and inventories of the assets owned by any TexStar Company over which any TexStar Company has control. TexStar shall also coordinate, in advance, with Buyer to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access. Neither Buyer nor any of its representatives shall contact any customer of any TexStar Company without the prior written consent of TexStar, which consent shall not be unreasonably withheld.
          (c) BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE TEXSTAR INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO ANY ENVIRONMENTAL CLAIM OR LIABILITY OF ANY TEXSTAR COMPANY DISCOVERED BY BUYER THROUGH DUE DILIGENCE. Buyer shall comply fully with all rules, regulations, policies and instructions issued by any TexStar Company or any Third Person operator and provided to Buyer regarding Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any TexStar Company may impose on contractors authorized to perform work on any property owned or operated by any TexStar Company. Buyer shall not unreasonably interfere with the day-to-day operations of the business of any TexStar Company.
     5.3 Regulatory Filings. Seller shall (a) file promptly following the date of this Agreement with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (b) respond promptly to inquiries from the FTC or the DOJ in connection with such filing and (c) comply in all material respects with the requirements of the HSR Act. Buyer shall (x) file promptly following the date of this Agreement with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (y) respond promptly to inquiries from the FTC or the DOJ and (z) comply in all material respects with the requirements of the HSR Act. Subject to regulatory constraints, Seller and Buyer shall cooperate with each other and promptly furnish all information to the other Party that is necessary in connection with the Parties’ compliance with the HSR Act and to obtain HSR Approval. Seller and Buyer shall coordinate their initial filing of the notification and report form so that such filings are made on the same day. Seller and Buyer shall each keep the other Party fully advised with respect to any requests from or communications with the DOJ or the FTC and shall consult with the other Party with respect to all filings and responses thereto. The filing fees with respect to any filing under the HSR Act shall be paid at the time of filing 50% by Buyer and 50% by Seller.
     5.4 Preservation and Access to Records; and Further Assurances.
          (a) For a period of at least seven years after the Closing Date (or at the request of any Party, until 60 days after the expiration of any applicable statute of limitations), the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records (including reasonable access during regular office hours to personnel familiar therewith) available to any other Party upon reasonable notice for inspection or copying, or both, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may reasonably designate in writing to the requesting Party) at reasonable times during regular office hours. If Buyer, at any time, directly or indirectly, transfers the Records to a Third Person, then Buyer will obligate the transferee to maintain the Records as herein required and will retain access to the Records for the benefit of itself and the other Parties.
          (b) From time to time, and without further consideration, each Party will execute and deliver to any other Party such documents and take such actions as any other Party may reasonably request in order more effectively to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.
     5.5 Termination of Agreements. TexStar shall terminate the Financial Advisory Agreement, the Monitoring and Oversight Agreement and the Management Services Agreement by executing and delivering the Termination Agreements, prior to the Closing Date, without further Liability or obligations of any TexStar Company thereunder other than Termination Fees described in Section 5.5 of the TexStar Disclosure Schedule.
     5.6 Payoff Letters; Mutual Releases.
          (a) Within five Business Days prior to the Closing Date, TexStar shall use its commercially reasonable efforts to cause each payee of Third-Party Debt, Expenses, Change of Control Amounts and Severance Obligations, as the case may be, to deliver a Debt Payoff Letter or a Payoff Letter to TexStar, copies of which shall be promptly delivered to Buyer.
          (b) TexStar shall use its commercially reasonable efforts to (i) cause each Mutual Release delivered prior to the Closing to be reaffirmed at the Closing by Seller, each Officer, each Manager, each officer and director of Seller, each director of any TexStar Company who has delivered a Mutual Release prior to the Closing, and (ii) obtain and deliver to Buyer at the Closing an executed Mutual Release from each Officer, each Manager, each officer and director of Seller, and each director of any TexStar Company who has not delivered a Mutual Release prior to the Closing.
     5.7 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. Seller shall use commercially reasonable efforts to obtain prior to Closing each Authorization and each Required Third-Party Consent and to deliver each Required Notification that is required to be obtained prior to the Closing of the transactions contemplated by this Agreement, and in addition, Seller shall otherwise cooperate with Buyer, upon Buyer’s request, to obtain the consent of any Third Person that may be required under any Law, Regulation or Order or any Contract to which any TexStar Company is a party and that requires consent as a result of the transactions contemplated by this Agreement.
     5.8 Tax Matters.
          (a) From and after the Closing, if any Taxing authority informs the Partnership, Buyer or any TexStar Company of a claim, assessment, dispute or other Proceeding concerning an amount of Taxes for which Seller is or may be liable, Buyer shall promptly inform Seller, and, for any period prior to the Final Distribution Date, Seller shall have the right to control any resulting Proceedings and to determine whether and when to settle any such claim, assessment, dispute or other Proceeding to the extent such Proceedings affect the amount of Taxes for which Seller is or may be liable; provided that Seller shall take no action without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, that increases or could reasonably be expected to increase the amount of Taxes payable by any TexStar Company for any period with respect to which Seller is not obligated to indemnify Buyer pursuant to Article IX. Buyer shall also use commercially reasonable efforts to cooperate with Seller, at Buyer’s expense, in connection with any such claim, assessment, dispute or other Proceeding and provide access to the Records in accordance with Section 5.4.
          (b) Seller shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the TexStar Companies for all Taxable years and periods ending on or before the Closing Date. If requested by Buyer, PGCL or Palafox Joint Venture shall make a timely, valid election under Section 754 of the Code with respect to the taxable period that includes the contribution under this Agreement. Not later than 30 days prior to the due date of each such Tax Return (including extensions thereof), Seller shall deliver to Buyer a copy of such Tax Return for Buyer’s review and comment which comments shall not be unreasonably withheld. Seller shall provide a copy of all such Tax Returns to Buyer promptly after filing. Buyer shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the TexStar Companies for all Straddle Periods. Not later than 30 days prior to the due date of each such Tax Return (including extensions thereof), Buyer shall deliver to Seller a copy of such Tax Return for Seller’s review and comment which comments shall not be unreasonably withheld. Buyer shall provide a copy of all such Tax Returns to Seller promptly after filing.
          (c) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of each of TexStar Company (and each partnership in which any TexStar Company owns an interest) ended with (and included) the Closing Date; and

               (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the TexStar Companies deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (d) From and after the date hereof, (i) Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Return previously filed which includes information relating to any TexStar Company, without prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and (ii) Buyer shall not, and shall not permit any of its Affiliates to, amend any Tax Return with respect to the Straddle Periods, without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
          (e) Buyer and Seller shall cooperate fully, and shall cause each TexStar Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.8 and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership, Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Seller, the Partnership or on Buyer, or any TexStar Company (including with respect to the transactions contemplated hereby). The Partnership, Buyer and Seller further agree, upon request, to provide the other Party with all information regarding any TexStar Company that either Party may be required to report to any Governmental Authority.
          (f) Any refund of Taxes of any TexStar Company (including any interest with respect thereto) for any Taxable period ending on or prior to the Closing Date or for the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.8(c)) that is not attributable to the carryback of Losses from Taxable periods beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 5.8(c)) shall be the property of Seller, shall be paid over promptly to Seller and if received by the Buyer or any TexStar Company after the Closing Date shall be payable promptly to Seller.
          (g) The Parties agree that any Tax of any TexStar Company that is imposed on any transaction involving any TexStar Company (other than transactions in the ordinary course of business) that occurs on the Closing Date but after Buyer’s purchase of the Interests shall be the responsibility of the Buyer.
          (h) All payments of Change of Control Amounts, Severance Obligations and other Expenses made by a TexStar Company on or before the Closing Date shall be allocated entirely to the Taxable period that ends on the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.8(c)).

     5.9 Financing; Financial Statements; Controls and Procedures.
          (a) Buyer shall use its commercially reasonable efforts to obtain the financing under the Commitment required to effect the transactions contemplated by this Agreement. If any portion of the funds to be provided under the Commitment becomes unavailable, regardless of the reason therefor, Buyer shall, upon learning thereof, promptly so advise Seller and shall use its commercially reasonable efforts to obtain alternative financing from other sources. Buyer shall not change, amend, modify, supplement or terminate the Commitment without Seller’s prior written consent.
          (b) Prior to the Closing, Seller shall cooperate, and shall cause TexStar to cooperate, with Buyer, Buyer’s financing sources, and Buyer’s auditors and attorneys in connection with the financing of the purchase of the Interests by Buyer.
          (c) Buyer shall advise each lender from whom Buyer is seeking financing of Buyer’s and Partnership’s confidentiality obligations under the Confidentiality Agreement and shall cause such lender to execute an agreement in commercially reasonable form and content agreeing to abide by the confidentiality obligations set forth therein.
          (d) Seller agrees, at Buyer’s sole cost and expense (including costs associated with Seller’s internal accounting staff), (i) to revise the Audited Financial Statements so that such financial statements will comply with Regulation S-X promulgated by the SEC (“Regulation S-X”) (provided Seller shall be entitled to rely on Buyer and Buyer’s auditors in determining compliance with Regulation S-X) and to use commercially reasonable efforts to obtain the reissuance of the audit reports with respect thereto by PriceWaterhouseCoopers not later than 60 days after the Closing, Seller’s independent registered public accounting firm (such statements and related opinions being hereinafter referred to as the “Full Audited Financial Statements”) and (ii) to prepare unaudited consolidated balance sheets and related unaudited consolidated income statements, statements of cash flows and statements of changes in partners’ equity for TexStar and its Subsidiaries for the quarters ended March 31, June 30 and September 30, 2005 and March 31, and June 30, 2006, together with the notes thereto, in form and substance compliant with Regulation S-X (provided Seller shall be entitled to rely on Buyer and Buyer’s auditors in determining compliance with Regulation S-X) (such statements being hereinafter referred to as the “Full Unaudited Financial Statements”). Seller shall use commercially reasonable efforts to complete the preparation of the Full Audited Financial Statements and the Full Unaudited Financial Statements so that they can be delivered to the Partnership not later than 60 days after Closing. Seller shall also use commercially reasonable efforts to obtain the consent of PriceWaterhouseCoopers that the Full Audited Financial Statements may be relied upon by the Partnership and its underwriters or initial purchasers (a) to prepare and file reports under the Exchange Act, and (b) in connection with any financing or public or Rule 144A offering of securities by the Partnership or its Affiliates. Notwithstanding whether the Closing occurs or not, Buyer shall make all of the payments for the costs and expenses hereunder promptly upon the written request of Seller.
          (e) From and after the date hereof until the Closing, the Seller shall cause the TexStar Companies (i) to deliver to the Buyer any unaudited financial statements of the TexStar Companies prepared for any period subsequent to May 31, 2006 and (ii) at Buyer’s sole cost and expense (including costs associated with Seller’s internal accounting staff), to initiate and diligently pursue the preparation of unaudited financial statements of TexStar and its Subsidiaries for the six-month periods ended June 30, 2005 and 2006 in form and substance compliant with Regulation S-X.

expense (including costs associated with Seller’s internal accounting staff), to initiate and diligently pursue the preparation of unaudited financial statements of TexStar and its Subsidiaries for the six-month periods ended June 30, 2005 and 2006 in form and substance compliant with Regulation S-X.
          (f) All financial statements prepared and delivered pursuant to subsections (d) and (e) of this Section 5.9 shall be prepared in accordance with the books and records of TexStar and its Subsidiaries. Seller shall use its commercially reasonable efforts to assist Buyer and Buyer’s auditors in preparing (i) balance sheets included in such financial statements (including any related notes and schedules) that fairly present in all material respects the consolidated financial position of TexStar and the TexStar Subsidiaries, as of the date thereof, and (ii) consolidated income statements, statements of cash flows and statements of changes in partners’ equity included in such financial statements (including any related notes and schedules) that fairly present in all material respects the consolidated results of operations, cash flows and changes in member interests, as the case may be, of TexStar and the TexStar Subsidiaries for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material; provided, however, that Buyer acknowledges and agrees that this Section 5.9(f) shall not be deemed to be a representation or warranty of any kind by Seller with respect to such financial statements.
          (g) From and after the date hereof and continuing after the Closing, at Buyer’s sole cost and expense (including costs associated with Seller’s internal accounting staff), Seller will cooperate, and Seller will cause its affiliates (including Blackbrush O&G) to cooperate, with TexStar in producing such financial information relating to any TexStar Company as may be reasonably necessary in order to permit TexStar to prepare such financial statements of TexStar and its Subsidiaries as may be required (A) to be included by the Partnership in reports filed by it under the Exchange Act or (B) in connection with the financing or public or Rule 144A offering of securities by the Partnership or any of its affiliates. The provisions of this paragraph shall survive the Closing.
          (h) From the date of this Agreement until the Closing, Seller shall promptly disclose to Buyer and the Partnership in summary form the existence, to Seller’s Knowledge, of any of the following (A) any significant deficiencies in the design or operation of internal controls of the TexStar Companies which could adversely affect the TexStar Companies’ ability to record, process, summarize and report financial data, (B) any material weaknesses in the TexStar Companies’ internal controls, (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the TexStar Companies’ internal controls and (D) any change in the internal controls or disclosure controls and procedures of the TexStar Companies effected since January 1, 2006.
     5.10 Transfer Taxes. All sales, transfer, use, gross receipts, registration, and similar Taxes (including real estate transfer Taxes), if any, that are payable by any Party hereto or any of the TexStar Subsidiaries arising out of or in connection with the consummation of the transactions contemplated hereby shall be borne by Buyer.

     5.11 Tax Treatment; Aggregate Consideration Allocation. The Parties intend that the transactions contemplated by Article II constitute a transfer described in Section 721 of the Code and that the Cash Amount constitutes, to the maximum extent possible, reimbursement to Seller for certain capital expenditures made during the two-year period preceding Closing within the meaning of Treasury Regulation Section 1.707-4(d). Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Seller a tax allocation of the Aggregate Consideration and the assumed liabilities among the assets of the TexStar Companies. If Seller does not deliver to Buyer a written objection to such allocation within thirty (30) calendar days after delivery thereof to Seller, then such allocation shall govern. If Seller delivers a written objection to Buyer to such allocation within thirty (30) calendar days after delivery of the allocation to Seller, then Seller and Buyer shall negotiate in good faith in an attempt to reach agreement upon such allocation. If the allocation is not agreed upon during the thirty (30) calendar day period after Seller’s written objection is delivered to Buyer or within a mutually agreed-to extended time period, Seller and Buyer agree that the allocation shall be based upon an asset valuation supplied by an independent accounting firm of recognized national standing to be mutually agreed upon by Buyer and Seller. Seller, the Partnership and Buyer shall act in accordance with such allocation in the filing of all income Tax Returns (including for purposes of Section 704 of the Code), except as otherwise required by a determination, as defined in Section 1313 of the Code. The cost of such appraisal shall be shared equally by Buyer and Seller. The Parties agree that the difference between the fair market value and the adjusted tax basis of any Section 704(c) property (within the meaning of Treasury Regulation Section 1.704-3(a)(3)) acquired by the Partnership pursuant to this Agreement will be taken into account under the “remedial method” as described in Treasury Regulation Section 1.704-3(d).
     5.12 Transaction Units.
          (a) Seller agrees that the Transaction Units shall not be offered for sale, sold, assigned, pledged, hypothecated, transferred, exchanged or otherwise disposed of (a “transfer”) unless the offer and sale is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available and complied with, and that if any such transfer or offer thereof, is proposed to be effected pursuant to any such exemption, then the Holder must, prior to such transfer, furnish to the Partnership and the transfer agent such certifications, legal opinions or other information as they may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any state or foreign securities law.
          (b) Seller acknowledges the following:
               (i) The following legend may be placed on the certificates representing the Transaction Units:
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR

OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.
TRANSFER OF THE UNITS EVIDENCED HEREBY IS RESTRICTED BY THE CONTRIBUTION AGREEMENT, DATED JULY 12, 2006, AMONG REGENCY ENERGY PARTNERS LP, REGENCY GAS SERVICES LP AND HMTF GAS PARTNERS II, L.P. THE UNITS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH RESTRICTIONS.
The legend set forth in the first paragraph above may be removed if and when the Transaction Units represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the opinion of counsel referred to above has been provided to the Partnership, or, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws. The legend set forth in the second paragraph above shall be removed upon the conversion of the Class B Common Units into the Common Units in accordance with the Partnership Agreement. The unit certificates shall also bear any additional legends required by applicable federal, state or foreign securities laws, which legends may be removed when, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws.
               (ii) Stop transfer instructions have been or will be placed with respect to the Transaction Units so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof in accordance with this Agreement.
               (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
          (c) Seller is aware that the Partnership has relied on the representations and warranties of Seller set forth in Section 3.24 and Section 3.25 and on the covenants of Seller set forth in Section 3.25 and this Section 5.12 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Transaction Units by the Partnership to Seller, and that, but for such representations, no issuance of the Transaction Units would be made by the Partnership to Seller pursuant to this Agreement.
          (d) Seller covenants and agrees that it will not distribute any of the Transaction Units to its partners prior to the date that the Transaction Units may be converted into Common Units of the Partnership (the “Permitted Distribution Date”). Thereafter, the Seller may distribute any or all the Transaction Units to its partners, or otherwise.
     5.13 Director and Officer Indemnification.
          (a) Without limiting any additional rights that any D&O Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Closing, the Partnership shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date, a director or officer of any TexStar Company or who acts as a fiduciary under any Employee Benefit Plan (the “D&O Indemnified Persons”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of such TexStar Company or a fiduciary under any Employee Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing Date and whether asserted or claimed prior to, at or after the Closing Date (“D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable law (and the Partnership shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent permitted under applicable law if such D&O Indemnified Person provides an undertaking to repay such expenses if such person is determined to not be entitled to indemnification). Without limiting the foregoing, if any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Persons (whether arising before or after the Closing Date), (i) the D&O Indemnified Persons may retain the TexStar Company’s regularly engaged independent legal counsel or other counsel satisfactory to them, and the Partnership shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Persons as promptly as statements therefor are received and (ii) the Partnership shall use its commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that the Partnership shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any D&O Indemnified Person wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Partnership (but the failure so to notify shall not relieve the Partnership from any liability that it may have under this Section 5.13 except to the extent such failure materially prejudices the Partnership’s position with respect to such claims) and shall deliver to the Partnership any undertaking required by applicable law, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.
          (b) For a period of six years following the Closing Date, no TexStar Company shall amend, repeal or otherwise modify its Organizational Documents in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Closing Date were entitled to indemnification thereunder (unless such amendment, repeal or modification is required by applicable law). The Partnership shall cause each TexStar Company to honor any indemnification agreements between such TexStar Company and any of its directors, officers or employees.
          (c) The Partnership shall indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses) relating to the enforcement of such D&O Indemnified Person’s rights under this Section 5.13 or under any Organizational Document or Contract regardless of whether such D&O Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder, such amounts to be payable in advance upon request as provided in Section 5.13(a) (including the undertaking required therein).
     5.14 Control of the Tenery Litigation.
          (a) The Seller shall be entitled, through its designated counsel and at its sole cost and expense, to control the defense, settlement and resolution of the Tenery Litigation on behalf of the TexStar Companies. The Seller shall have the right to require the TexStar Companies to settle, compromise or otherwise resolve the Tenery Litigation thereof so long as (i) the Seller provides reasonable advance notice to the Partnership of such proposed settlement, including the terms thereof and (ii) such settlement, compromise or other resolution of such claim includes as an unconditional term thereof the giving by each claimant or plaintiff in the Tenery Litigation to each TexStar Company a release from all liability in respect to such action, which release in any such settlement agreement or agreed judgment shall be in form and substance satisfactory to the Partnership.
          (b) The Partnership shall have the right, but not the obligation, through counsel to participate in the defense, settlement and resolution of the Tenery Litigation. Additionally, the Partnership shall extend reasonable cooperation to the Seller in connection with the defense, settlement and resolution of the Tenery Litigation and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, proceedings, hearings, trials or appeals as may be reasonably requested by the Seller. The Partnership shall be entitled to reimbursement from Seller for its costs and expenses incurred in connection with its participation and cooperation in the Tenery Litigation pursuant to this Section 5.14(b).
          (c) Notwithstanding the foregoing, the Partnership may assume control of the Tenery Litigation from the Seller, at the sole cost and expense of Seller, if any claims for equitable relief are made against the TexStar Companies or any additional claims arise as part of the Tenery Litigation that would reasonably be expected to affect adversely the Partnership’s ownership, operation or maintenance of the assets of the TexStar Companies. In such event,

Seller shall have the right, but not the obligation, at its sole cost and expense, through counsel to participate in the defense, settlement and resolution of the Tenery Litigation and shall extend reasonable cooperation to the Partnership, at the Seller’s sole cost and expense, in connection with the defense, settlement and resolution of the Tenery Litigation.
          (d) Costs and expenses with respect to the Tenery Litigation to which the Partnership is entitled to reimbursement from the Seller pursuant to this Section 5.14 shall first be charged by the Partnership against the Tenery Reserve. If the Partnership’s costs and expenses exceed the reserve, then the Partnership shall be entitled to reimbursement from Seller monthly within 10 days after submission of invoices to the Seller for costs and expenses to which the Partnership is entitled to reimbursement under this Section 5.14. As defendants in the litigation, the TexStar Companies will pay any Losses incurred in connection with the Final Resolution of the Tenery Litigation up to the amount of the Tenery Reserve (after charging costs and expenses against the reserve). To the extent that the Tenery Litigation is Finally Resolved with resulting Losses to the TexStar Companies in an amount that is less than the remainder of Tenery Reserve (after charging costs and expenses against such reserve), the Partnership shall promptly (and in no event less than 10 days after such Final Resolution) pay to the Seller an amount equal to the sum of the remainder of the Tenery Reserve minus the amount for which the Tenery Litigation was Finally Resolved.
          (e) Seller shall be entitled to all recoveries from Tenery as a result of counterclaims by the TexStar Companies against Tenery.
     5.15 Employees.
          (a) Section 5.15(a) of the TexStar Disclosure Schedule lists all employees of the TexStar Companies (the “TexStar Employees”), their current annual salary or hourly rate, as applicable, and employee benefits (the “Current Salary/Benefits”). After the Closing, Buyer shall continue, or shall cause the TexStar Companies or another Affiliate of Buyer to continue, the employment of the TexStar Employees with Buyer, the TexStar Companies, another Affiliate of Buyer, on terms no less favorable than the terms of employment (including, subject to the following proviso, their Current Salary/Benefits but excluding any equity plan participation) through the first anniversary of the Closing Date; provided, however, that after December 31, 2006, the Partnership and the TexStar Companies may change the Current Salary/Benefits of the TexStar Employees such that the TexStar Employees are entitled to annual salary and employee benefits (including bonus plan participation) that are provided to similarly situated employees of the Partnership; and provided further, however, that the Partnership and the TexStar Companies may terminate any TexStar Employee for cause without further obligation to such TexStar Employee unless required by the terms of the Current Salary/Benefits.
          (b) Buyer or an Affiliate of Buyer may offer, and Seller shall cause BlackBrush O&G to allow Buyer or an Affiliate of Buyer to offer, employment to the employees of BlackBrush O&G listed on Section 5.15(b) of the TexStar Disclosure Schedule (the “Blackbrush Employees”) upon such terms as Buyer in its sole discretion shall deem appropriate. Any such employment offers shall be contingent upon and effective as of the Closing, and shall be under the terms that Buyer, in its sole discretion, determines. Nothing herein shall obligate Buyer to offer employment to any particular BlackBrush Employee or to offer any specific terms of employment to any BlackBrush Employee. Seller shall cooperate, and shall cause BlackBrush O&G to cooperate, with Buyer in arranging interviews with the Blackbrush Employees for potential employment with Buyer. Effective as of the Closing, Seller shall cause BlackBrush O&G to terminate the employment of each BlackBrush Employee who accepts Buyer’s offer of employment (each, a “Transferred Employee”). Seller shall waive, and shall cause BlackBrush O&G to waive, enforcement of any and all noncompete, confidential information and restrictive covenants or agreements applicable to the Transferred Employees, so that the Transferred Employees will not be in violation of any such obligations to Seller or BlackBrush O&G when the Transferred Employees are employed by Buyer or an Affiliate of Buyer.
     5.16 Gas Gathering Agreement. Subject to Buyer and Seller’s mutual agreement to the form of the Gas Gathering Corollary Agreements, prior to Closing TexStar shall execute and deliver, and Seller shall cause BlackBrush O&G and BlackBrush Oil and Gas II, L.P., a Delaware limited partnership, to execute and deliver, the Gas Gathering Agreement and the Gas Gathering Corollary Agreements, and copies shall be provided to Buyer.
     5.17 Transition Services Agreement; Sublease. At the Closing, Seller shall cause BlackBrush O&G to execute and deliver (i) a transition services agreement (the “Transition Services Agreement”) pursuant to which BlackBrush O&G shall agree to provide administrative services to Buyer and the TexStar Companies with respect to the TexStar Companies and their assets and operations on terms mutually agreeable to Seller and Buyer, and (ii) a sublease, mutually agreeable to Buyer and Seller, providing for the sublease by the TexStar Companies of a portion of the office space currently occupied by BlackBrush O&G and the TexStar Companies in San Antonio, Texas pursuant to the San Antonio Lease. Buyer and Seller agree to negotiate on good faith to reach agreement on the terms of the agreements and sublease called for in this Section 5.17. Seller shall use and shall cause BlackBrush O&G to use commercially reasonable efforts to obtain the consent of the landlord under the San Antonio Lease to sublease the San Antonio office space to the TexStar Companies as called for in this Section 5.17.
     5.18 Notice of Breaches of Representations and Warranties. Following the execution of this Agreement and prior to Closing, Buyer and Partnership shall promptly (and in any event prior to the earlier of three (3) Business Days following discovery or the Closing Date) notify Seller of any matter of which any Officer of the Managing General Partner has actual knowledge that, to the actual knowledge of such officer, constitutes a breach of any representation or warranty of Seller contained in Article III; provided, however, any such notification will not affect the rights or obligations of the Partnership, Buyer or Seller under this Agreement and the failure to provide such notification will not affect any rights of any Buyer Indemnitee or any obligations of Seller under this Agreement.
     5.19 Financing Rebate. If any amounts are paid, or become payable, to Seller pursuant to the side letter dated June 16, 2006, between UBS Loan Finance LLC, UBS Securities LLC, TexStar Guarantor and TexStar Operating (the “Side Letter”), then (i) until such amounts are paid Seller shall exercise its rights under the Side Letter to collect such payment and (ii) upon payment of such amounts to Seller, Seller shall promptly deliver all amounts paid to Seller pursuant to the Side Letter to Buyer and, until such payment to Buyer, shall hold such amounts in trust for the benefit of Buyer. Seller shall not, and prior to Closing shall not permit TexStar

Guarantor or TexStar Operating to, amend, or waive or assign any rights under, the Side Letter without Buyer’s prior written consent.
     5.20 FCC Filings.
          (a) Not later than five Business Days following the date of this Agreement (or, with respect to the FCC Licenses to be acquired pursuant to the Como Acquisition Agreement, if any, as soon as practicable after such applications can be filed), Buyer and Seller shall file or cause to be filed with the FCC all appropriate applications with respect to the transfer of control to Buyer of the TexStar FCC Licenses (the “FCC Transfer Applications”). The FCC Transfer Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules or be responsive to a request of the FCC.
          (b) Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Transfer Applications. Buyer and Seller shall bear their own expenses in connection with the preparation, filing and prosecution of the FCC Transfer Applications. Buyer and Seller shall each use their commercially reasonable efforts to prosecute the FCC Transfer Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Seller’s Conditions. The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which (other than the condition in Section 6.1(f)) may be waived by Seller in its sole discretion:
          (a) The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of Buyer contained in Article IV that is qualified by a materiality standard or a Material Adverse Effect on the Partnership qualification shall not be further qualified by materiality for purposes of this Section 6.1(a)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date;
          (b) Buyer shall have performed in all material respects the obligations, covenants and agreements of Buyer contained herein and in the Transaction Documents to which it is a party and required before Closing;
          (c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing;

          (d) Buyer shall have delivered the items required to be delivered by Buyer pursuant to Section 7.2(b);
          (e) There shall have been no event or other occurrence that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on Partnership; and
          (f) The HSR Approval shall have been obtained and each Required Notification shall have been delivered.
     6.2 Buyer’s Conditions. The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which (other than the condition in Section 6.2(i)) may be waived in its sole discretion:
          (a) The Seller Title Representations and TexStar Title Representations shall be true and correct on and as of the Closing Date as if made on the Closing Date and all other representations and warranties contained in Article III shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date;
          (b) All representations and warranties of Seller in Article III, other than the Seller Title Representations and TexStar Title Representations, shall be true and correct in all material respects (provided, however, that any such other representation or warranty of Seller contained in Article III that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.2(b)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions specifically permitted by this Agreement and (ii) to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true or correct in all material respects as of such specified date;
          (c) Seller shall have performed, in all material respects, its obligations, covenants and agreements contained herein and in the Transaction Documents and required to be performed before Closing;
          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing;
          (e) There shall have been no event or other occurrence that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on TexStar;
          (f) Buyer shall have available to it debt financing in the full amount of the Commitment on terms and conditions substantially consistent with the terms and conditions of the Commitment;

          (g) Seller shall have delivered the items required to be delivered by Seller pursuant to Section 7.2;
          (h) Each of the FAA Termination Agreement, the MO Termination Agreement and the MSA Termination Agreement shall remain in full force and effect without any amendment thereto or waiver of any right thereunder;
          (i) The HSR Approval, each Required Third-Party Consent and each Authorization shall have been obtained and each Required Notification shall have been delivered;
          (j) The approval by the FCC of the FCC Transfer Applications shall have been obtained with respect to each TexStar FCC License and shall have become a Final Order; and
          (k) TexStar and BlackBrush O&G shall have executed and delivered the Gas Gathering Agreement and, in a form mutually acceptable to Buyer and Seller, the Gas Gathering Corollary Agreements, and copies shall have been provided to Buyer.
ARTICLE VII
CLOSING
     7.1 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time on August 1, 2006 (or on or before August 5, 2006), to be effective as of August 1, 2006, (and in any such case with a Measurement Date of July 31, 2006), or if such Closing shall not take place by August 5 2006, on September 1, 2006 (or on or before September 5, 2006), to be effective as of September 1, 2006 (and with a Measurement Date of August 31, 2006) in the offices of Vinson & Elkins, L.L.P, Trammell Crow Center, 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201 or such other time and place as the Parties agree to in writing (the “Closing Date”). Subject to the provisions of Article VIII hereof, failure to consummate the Closing on the date and at the place determined pursuant to this Section 7.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     7.2 Deliveries at Closing. At the Closing,
          (a) Seller will:
               (i) deliver to Buyer an executed Assignment of Membership Interest in the form attached hereto as Exhibit D (the “Assignment of Membership Interests”) assigning the GP Interest to Buyer in accordance with Section 2.1;
               (ii) deliver to Buyer an Assignment of Partnership Interest in the form attached hereto as Exhibit E (the “Assignment of Partnership Interests”) executed by Seller and TexStar GP (in its capacity as general partner of TexStar);

               (iii) execute and deliver, or cause to be executed and delivered, to Buyer a certificate of Seller’s officers, certifying the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), and 6.2(c);
               (iv) deliver to Buyer a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of Seller and each TexStar Company in Delaware;
               (v) deliver to Buyer the original minute books of each TexStar Company;
               (vi) execute and deliver to the Partnership a counterpart to the Transition Services Agreement;
               (vii) cause the Directors, Officers and Managers of each TexStar Company to execute and deliver to Buyer the written resignation of each such Person in his or her capacity as such, effective concurrently with the Closing on the Closing Date;
               (viii) deliver to Buyer a certificate of non-foreign status of Seller which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); and
               (ix) deliver to the Partnership executed counterparts to the Registration Rights Agreement from the Registration Rights Parties.
          (b) Buyer will:
               (i) execute and deliver to Seller an executed counterpart of the Assignment of Membership Interest;
               (ii) execute and deliver to Seller an executed counterpart of the Assignment of Partnership Interest;
               (iii) execute and deliver to Seller a certificate of Buyer’s officers certifying the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);
               (iv) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of Buyer in Delaware;
               (v) execute and deliver to the Seller a counterpart to the Transition Services Agreement; and
               (vi) make by wire transfer those Cash payments specified in Sections 2.2(b)(i), 2.2(b)(iii) and 2.2(c).
          (c) The Partnership will:
               (i) issue and deliver to Seller, in the name of Seller, the certificates representing the Transaction Units deliverable to Seller pursuant to Section 2.2(b)(i);

               (ii) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Partnership in Delaware;
               (iii) execute and deliver to Seller a counterpart of the Partnership Agreement Amendment; and
               (iv) execute and deliver to the Registration Rights Parties (upon receipt of counterparts from such parties) a counterpart to the Registration Rights Agreement.
ARTICLE VIII
TERMINATION
     8.1 Termination at or Prior to Closing. This Agreement may be terminated prior to Closing and the transactions contemplated hereby abandoned as follows:
          (a) Seller and the Partnership may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;
          (b) Seller on one hand, or the Partnership, on the other hand, by written notice may terminate this Agreement if the Closing shall not have occurred on or before September 5, 2006; provided, however, that, if HSR Approval shall not have been obtained on or prior to such date, the Partnership or TexStar shall have the right, in its sole discretion, to extend such date to October 5, 2006 (with the Closing to be effective as of October 1, 2006 (and with a Measurement Date of September 30, 2006));
          (c) Seller by written notice to the Partnership may terminate this Agreement at any time prior to the Closing if the Partnership or Buyer shall have breached any representations, warranties or covenants of the Partnership or Buyer herein contained in such a manner such that the conditions to Closing contained in Section 6.1(a) and 6.1(b) would not be satisfied; provided, however, if such breach may be cured by the Partnership through the use of its commercially reasonable efforts and for so long as the Partnership continues to use such efforts, Seller may not terminate this Agreement under this Section 8.1(c) until after the applicable deadline set forth in Section 8.1(b);
          (d) The Partnership by written notice to Seller may terminate this Agreement at any time prior to the Closing if Seller shall have breached any representations, warranties or covenants of Seller herein contained in such a manner such that the conditions to Closing contained in Section 6.2(a), 6.2(b) and 6.2(c) would not be satisfied; provided, however, if such breach may be cured by Seller through the use of its commercially reasonable efforts and for so long as Seller continues to use such efforts, Buyer may not terminate this Agreement under this Section 8.1(d) until after the applicable deadline set forth in Section 8.1(b);
          (e) The Partnership by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on TexStar; or

          (f) The Seller by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Partnership.
          Notwithstanding anything in the foregoing to the contrary, a Party that is in material breach of any provision of this Agreement shall not be entitled to terminate this Agreement except, in the case of a material breach by Seller, with the consent of the Partnership, or in the case of a material breach by the Partnership or Buyer, with the consent of Seller.
     8.2 Effect of Termination. If Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 8.1, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve a Party from any liability for any breach of this Agreement, and (ii) the provisions of Section 5.2(c), this Section 8.2, Section 9.7 and Section 10.1 and the Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, if Closing does not occur due to an election by a Party to terminate this Agreement under Section 8.1(c) or 8.1(d) as a result of a breach of representations or warranties by the other Party (i) which occurs as a result of a change or occurrence between the date of this Agreement and the Closing Date or (ii) the existence of which is first known to any Person listed within the definition of Buyer’s Knowledge or Seller’s Knowledge, respectively, after the date of this Agreement, then provided the Party that has breached its representations and warranties has complied with its obligations under this Agreement to attempt to cure such breach so as to cause the applicable conditions to Closing to have been satisfied, such Party shall have no liability to the other under this Agreement arising from such breach other than the right to recover actual out-of-pocket fees and expenses incurred by the non-breaching party, including fees and expenses of legal counsel and financial advisers, in connection with the evaluation of the transactions contemplated by this Agreement, the negotiation of this Agreement and the other Transaction Documents and the preparation for the Closing of the transactions contemplated by this Agreement.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival.
          (a) Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing only as follows:
               (i) each of the Seller Title Representations and the TexStar Title Representations shall terminate 30 days after the expiration of all statutes of limitations applicable to any claim of breach of such representations and warranties; and
               (ii) the Seller’s representations and warranties in Section 3.9, to the extent made in connection with Taxes that are imposed on or measured by a Person’s overall net income and franchise taxes imposed (in lieu of net income taxes) on such Person by any

Governmental Authority, shall terminate 30 days after the expiration of all statutes of limitations applicable to any claim of breach of such representations and warranties.
               (iii) each of the other representations and warranties set forth in Article III and Article IV shall terminate on the six month anniversary date of the Closing Date (the “Survival Date”).
          (b) Survival of Covenants. The covenants and agreements of the Parties hereto contained in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing Date, shall terminate 60 days following the Closing Date or, to the extent they are to be performed after the Closing, shall terminate 60 days following the date on which such covenants or agreements are to be performed, or if no such date is specified, 60 days following the expiration of all applicable statutes of limitations applicable to any Claim with respect to such covenant or agreement.
          (c) Pending Claims. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with Article IX before the termination of the applicable representation, warranty, covenant or agreement pursuant to Section 9.1(a) or Section 9.1(b), then (notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such claim will survive until, but only for the purpose of, the resolution of such claim by final, nonappealable judgment or settlement. The preceding sentence shall not be construed as authorizing a Claim Notice prior to the Closing Date, and no Claim Notice may be given until following the Closing Date.
     9.2 Indemnification by Buyer. Effective upon the Closing and subject to the provisions of Sections 9.2 and 9.4 and the other Sections of this Article IX, the Partnership and Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of or arising out of (a) any breach by the Partnership or Buyer of its representations, warranties, covenants or agreements contained in this Agreement, (b) the Lewis Litigation, and (c) other than with respect to any Losses arising as a result of a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, the ownership, management, or operation of any TexStar Company from and after the Closing Date.
     9.3 Indemnification by Seller.
          (a) Effective upon the Closing and subject to the provisions of Sections 9.1 and 9.4 and the other Sections of this Article IX, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Buyer Indemnitees”) from and against any and all Losses (up to but not exceeding the Aggregate Consideration) asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of any breach by Seller of any Seller Title Representation or TexStar Title Representation.

          (b) Effective upon the Closing and subject to the provisions of Sections 9.1 and 9.4 and the other Sections of this Article IX, Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by Seller of its representations or warranties contained in this Agreement other than the Seller Title Representations and the TexStar Title Representations (for which indemnity is provided pursuant to Section 9.3(a));
               (ii) any failure by Seller to comply with any covenant or agreement contained in this Agreement, whether or not any such failure was discovered or known before or after Closing;
               (iii) any Third-Party Debt, Expenses, Change of Control Amounts and Severance Adjustment Amounts that do not result in a reduction in the Aggregate Consideration pursuant to Section 2.3;
               (iv) any Buyer Indemnified Taxes;
               (v) the failure of Seller to pay to Buyer any amount owed pursuant to Section 2.4;
               (vi) the Tenery Litigation to the extent Finally Resolved for an amount in excess of the Tenery Reserve, including costs and expenses to which the Partnership is entitled to reimbursement pursuant to Section 5.14(d) to the extent not reimbursed pursuant thereto;
               (vii) any Aggregate Consideration Deficit;
               (viii) Seller’s failure to obtain the reaffirmation of a Mutual Release at the Closing; and
               (ix) if TexStar assigns its rights under Article XIV of the PPM Acquisition Agreement as described in Section 5.1(b) of the TexStar Disclosure Schedule, any PPM Facilities Property Liabilities.
     9.4 Certain Limitations. The Buyer Indemnitees and Seller Indemnitees rights to indemnification under this Article IX shall be limited as follows:
          (a) No Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation, warranty, covenant or other agreement in this Agreement beyond the survival period specified in Section 9.1.
          (b) The recovery of Losses by any Buyer Indemnitee pursuant to clause (i) or (ii) of Section 9.3(b), together with all Losses recovered by other Buyer Indemnitees under such provision, shall be limited to an aggregate of $15,000,000.
          (c) The recovery of Losses by any Seller Indemnitee pursuant to Section 9.2, together with all Losses recovered by other Seller Indemnitees under such provision, shall be limited to an aggregate of $15,000,000, provided, however, that the foregoing limitation shall not apply to any claim for indemnification or rights of Seller under Sections 2.3(d), 2.4(c) or 5.13.
          (d) No Buyer Indemnitee or Seller Indemnitee shall be entitled to recover Losses pursuant to Section 9.3(b)(i) and (ii) or Section 9.2, respectively, unless:
               (i) the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred aggregate Losses otherwise recoverable under this Article IX in an amount in excess of the Deductible, and then recovery shall be permitted only to the extent of such excess; and
               (ii) after the Deductible has been met, the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred Losses with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which recovery is sought in excess of $125,000, in which case the full amount of such Losses shall be recoverable, subject to the limitations imposed by the other provisions of this Section 9.4.
Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under both Section 9.3(b)(i), on the one hand, and any other subsection of Section 9.3, on the other hand, shall not be subject to any limitation specified in this Section 9.4(d).
          (e) Notwithstanding anything to the contrary in this Agreement:
               (i) For purposes of determining whether a representation or warranty contained herein, other than those set forth in Sections 3.17, 3.21, 4.4 and 4.5, has been breached for purposes of this Article IX and determining the amount of Losses suffered thereby by any Buyer Indemnitee or Seller Indemnitee, as the case may be, each representation and warranty set forth in this Agreement (other than as aforesaid), and any qualification with respect to any such representation or warranty set forth in the TexStar Disclosure Schedule in the case of representations or warranties by the Seller, shall be read without regard or giving effect to any “material,” “materiality,” “Material Adverse Effect,” and “substantial” qualifications that may be contained in any such representation or warranty; provided, however, that the defined term “Material Contract” and all “material,” “materiality,” “Material Adverse Effect,” and “substantial” qualifications that are contained in any defined term shall be given effect;
               (ii) No investigation or knowledge of any Party, whenever undertaken or however obtained, shall limit such Party’s right to indemnification hereunder in any manner; and
               (iii) The provisions of this Article IX shall apply in such a manner as not to give duplicative effect to any item of adjustment and if there has been an adjustment to the Aggregate Consideration for any Loss, there shall not be any charge against the Deductible and no Indemnitee may claim a breach of any representation or warranty with respect to any Loss that gave rise to such adjustment in the Aggregate Consideration pursuant to Section 2.3 to the extent of the amount of such Loss given effect in such adjustment to the Aggregate Consideration.

          (f) The amount of Losses required to be paid pursuant to this Article IX shall be reduced to the extent of any tax benefits actually realized, or insurance proceeds directly or indirectly received by the Indemnified Party.
     9.5 Notice of Asserted Liability; Opportunity to Defend.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 9.5. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
          (b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 9.1(a)) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 9.1.
          (c) The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (d) Except as otherwise provided in Section 5.8(a), if the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate Proceedings related thereto with counsel of its choosing and the Indemnifying Party shall be responsible for paying for counsel for the Indemnified Party in the event that they are otherwise entitled to indemnification with respect to such matter. If a Proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any Proceeding may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related Proceeding.
          (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the Third Person asserting the Third Person Claim or in making any cross-complaint against any Person. Notwithstanding anything to the contrary contained in this Agreement, no Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.
          (f) The costs and expenses of a Buyer Indemnitee or Seller Indemnitee, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Buyer Indemnitee or Seller Indemnitee, as the case may be, has the right to control shall be treated as “Losses” for all purposes hereunder.
     9.6 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER, ON ONE HAND, AND THE SELLER INDEMNITEES AND THE PARTNERSHIP OR BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR FRAUD, (A) THE PROVISIONS SET FORTH IN THIS ARTICLE IX SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE IX.
     9.7 Limitation on Damages. SUBJECT TO SECTION 9.6 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE AFTER THE CLOSING TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, THIS SECTION 9.7 SHALL NOT LIMIT THE RIGHT OF BUYER TO RECOVER ANY LOSS TO THE

EXTENT ACTUALLY SUFFERED, INCURRED OR PAID BY BUYER TO ANY THIRD PARTY OR WITH RESPECT TO ANY THIRD PARTY OBLIGATION.
     9.8 Bold and/or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
     9.9 Independent Investigation. The Partnership and Buyer are knowledgeable in the business of gathering, treating, processing, transporting and marketing natural gas and natural gas liquids. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Partnership and Buyer have relied solely on their own independent due diligence investigations and inspection of the Assets of the TexStar Companies, and the representations, warranties, covenants and undertakings of Seller in this Agreement.
     9.10 Disclaimer. WITHOUT DIMINISHING THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III, BUYER ACKNOWLEDGES THAT: (A) THE ASSETS OWNED BY THE TEXSTAR COMPANIES HAVE BEEN USED FOR NATURAL GAS, NATURAL GAS LIQUIDS, CONDENSATE OR REFINED PRODUCT OPERATIONS AND PHYSICAL CHANGES IN SUCH ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES AND (B) SUCH ASSETS INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF SUCH ASSETS OR THE LANDS BURDENED THEREBY.
     EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO (A) THE ASSETS, INCLUDING ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS GATHERED, TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED TO THE PARTNERSHIP OR BUYER BY OR ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES, BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Expenses. Each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby (and the Partnership and Buyer acknowledge that TexStar shall pay the costs and expenses of Seller, the Officers, the Directors, the Managers and officers and directors of Seller and the TexStar Companies).
     10.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that without the consent of Seller, Buyer may, without relieving Buyer from its liabilities or obligations hereunder, (a) assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyer or to an entity formed, controlled and primarily owned by Buyer, (b) collaterally assign this Agreement to any entity providing financing to Buyer or (c) both.
     10.3 Entire Agreement, Amendments and Waiver. This Agreement (together with any Exhibits and schedules hereto) and all certificates, documents, instruments and writings that are delivered pursuant hereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement which is hereby ratified by Buyer, as if Buyer were a party thereto, and shall hereafter bind the Partnership and Buyer, as well as the parties thereto. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by Seller, the Partnership and Buyer, specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
     10.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     10.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.6 Governing Law and Dispute Resolution.
          (a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Texas, without reference to applicable principles of conflicts of Laws.
          (b) Consent to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas, Texas, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to confer, and shall not confer, consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved.
          (c) Recovery of Costs and Attorneys’ Fees. If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby after the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees.
          (d) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 10.6, briefs and the award shall be held confidential by each Party, and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.
     10.7 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:
THE PARTNERSHIP or BUYER:
Regency Energy Partners LP
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Telephone: 214-239-0053
Facsimile: 214-750-1749
Attention: Chief Legal Officer
With a copy to (which shall not constitute notice):
Vinson & Elkins LLP
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Telephone: 214-220-7781
Facsimile: 214-999-7781
Attention: Rodney L. Moore, Esq.

SELLER:
HMTF Gas Partners II, L.P.
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Telephone: 214-740-7300
Facsimile: 214-720-7888
Attention: Jason Downie
With a copy to (which shall not constitute notice):
Hughes & Luce, LLP
1717 Main Street
Suite 2800
Dallas, Texas 75201
Telephone: 214-939-5473
Facsimile: 214-939-5849
Attention: William E. Swart
TEXSTAR:
TexStar Field Services, L.P.
300 E. Sonterra Blvd., Suite 1250
San Antonio, Texas 78258
Telephone: 210- 587-1400
Facsimile: 210-495-0075
Attention: General Counsel
Prior to the Closing, with a copy to (which shall not constitute notice):
Hughes & Luce, LLP
1717 Main Street
Suite 2800
Dallas, Texas 75201
Telephone: 214-939-5473
Facsimile: 214-939-5849
Attention: William E. Swart
After the Closing, with a copy to (which shall not constitute notice):
Vinson & Elkins LLP
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201

Telephone: 214-220-7781
Facsimile: 214-999-7781
Attention: Rodney L. Moore, Esq.
or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 10.7. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
     10.8 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be prior to Closing no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. Prior to Closing the Partnership and Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.
     10.9 Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.
     10.10 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article IX shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein and the provisions of Section 5.13 are intended to benefit the Director/Officer Indemnitees and their heirs and representatives.
     10.11 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
     10.12 Disclosure Schedule. The information in the TexStar Disclosure Schedule constitutes (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The TexStar Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the Seller. Capitalized terms used in the TexStar Disclosure Schedule that are not defined therein are defined in this Agreement shall have the meaning given to them in this Agreement. The statements in the TexStar Disclosure Schedule relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, unless its applicability to another Section of this Agreement is readily apparent.
     10.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     10.14 Specific Performance.
     The Parties recognize that, if Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Partnership and Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waives the defense that there is an adequate remedy at law. The parties recognize, however, that, if Buyer and Partnership should refuse to perform under the provisions of this Agreement monetary damages will be adequate. The Seller shall therefore be entitled as its sole remedy in lieu of specific performance to recover damages with respect to the failure of Partnership and Buyer to comply with their obligations arising under this Agreement.
     10.15 Affiliate Liability.
          (a) Each of the following is herein referred to as a “Buyer Affiliate”: (i) any direct or indirect holder of the Common Units, Subordinated Units, General Partner Units or other Equity Interests in the Partnership (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (A) the Partnership or Buyer or any Subsidiary of either of them or (B) any Person who directly or indirectly controls the Partnership. Except to the extent that a Buyer Affiliate is an express signatory thereto or an express assignee of the Partnership or Buyer, no Buyer Affiliate shall have any liability or obligation to Seller of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and Seller on behalf of itself and each TexStar Company and Seller Affiliate hereby waives and releases all claims of any such liability and obligation. Notwithstanding the foregoing, Seller shall not be deemed an Affiliate of the Partnership.
          (b) Each of the following is herein referred to as a “Seller Affiliate”: (i) any direct or indirect holder of Equity Interests in Seller (whether limited or general partners, members, stockholders or otherwise), and (ii) any partner, member, shareholder, director, officer, manager, employee, representative or agent of (A) Seller or any TexStar Company or any Subsidiary of either of them or (B) any Person who directly or indirectly controls Seller. Except (x) to the extent that a Seller Affiliate is an express signatory thereto or an express assignee of Seller and (y) any Seller Affiliate to which any assets (including Cash and Transaction Units) shall be distributed in violation of Section 5.12(d), no Seller Affiliate shall have any liability or obligation to the Partnership, Buyer or Buyer Indemnitee of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and the Partnership and Buyer on behalf of themselves and the Buyer Affiliates hereby waive and release all claims of any such liability and obligation.

     10.16 No Waiver of Claims for Fraud. The liability of any Party under Article IX shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, however, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 10.16 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.
     10.17 No Recovery. Seller shall not be entitled to indemnification or contribution from any TexStar Company for any Losses that it is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee. The foregoing does not apply to (a) Claims made against the Partnership or Buyer for a breach of any of the representations, warranties, covenants and agreements of the Partnership or Buyer set forth in this Agreement or (b) a claim for indemnification by a Director/Officer Indemnitee under the Organizational Documents of any TexStar Company with respect to any Third Person Claim related to or arising out of or based upon such Director/Officer Indemnitee’s activities as such prior to the Closing except to the extent any such Third Person Claim relates to or arises out of any activities that constitute a breach of any representation or warranty contained in Article III, a breach of any covenant under this Agreement to be performed prior to Closing by Seller or any other matter giving rise to a right to any Buyer Indemnitee to indemnification under Article IX (collectively, a “Permitted Indemnification/Contribution”). If any right of indemnification or contribution from any TexStar Company under the Organizational Documents of such TexStar Company relating to a Claim (other than a claim for Permitted Indemnification/Contribution) is ultimately determined to be unwaivable, Seller shall indemnify the Buyer or the applicable TexStar Company to the full extent of such recovery. Except as set forth in this Section 10.17, Seller hereby waives and releases any and all rights that it may have to assert claims of indemnification or contribution against any TexStar Company under this Agreement, any other Transaction Document, any other Contract or any provision of its Organizational Documents for any Losses that the Seller is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee (other than a claim for Permitted Indemnification/Contribution).
[SIGNATURE PAGES FOLLOW]

     THE PARTIES HAVE signed this Agreement as of the date first set forth above.

BUYER:

REGENCY GAS SERVICES LP

By: Regency OLP GP LLC, its general partner

By:

Michael L. Williams
Vice President

THE PARTNERSHIP:

REGENCY ENERGY PARTNERS LP

By: Regency GP LP, its general partner

By: Regency GP LLC, its general partner

By:

Michael L. Williams
Executive Vice President and Chief Operating Officer

SELLER:

HMTF GAS PARTNERS II, L.P.

By: HMTF GP II, L.L.C., its general partner

By:

Jason Downie
Vice President

S-1

Exhibit A-1
Mutual Release
(Individual)
[See Attached]

A-1-1

Exhibit A-2
Mutual Release
(Entity)
[See Attached]

A-2-1

Exhibit B
Partnership Agreement Amendment
[See Attached]

B-1

Exhibit C
Registration Rights Agreement
[See Attached]

C-1

Exhibit D
Assignment of Membership Interests
[See Attached]

D-1

Exhibit E
Assignment of Partnership Interests
[See Attached]

E-1

Exhibit F
Gas Gathering Agreement
[See Attached]

F-1

TexStar Disclosure Schedule
[See Attached]
TexStar Disclosure Schedule - 1

Schedule A
Sample Balance Sheet
[See Attached]
Schedule A - 1

Schedule B
Capital Expenditures

Project Description	Estimated Capital
Build sweet rich pipe from Battlecat area back to Enterprise System to achieve processing upgrade on Escondido, Alamo, and Virtex sweet rich gas	$8,400,000
Build pipe from PJV system back to Enterprise System to achieve processing upgrade on PJV volumes	$6,200,000
Eustace turnaround – 2nd half	$2,000,000
Tilden — Refurbish (new plant controls, etc)	$2,500,000
Tilden — Acid Gas Injection	$4,500,000
Tilden — Replace boilers	$1,000,000
Build line to Delta Sligo wells	$2,700,000
Compression additions at Catarina	$1,350,000
Connect Mainline to Tilden; convert 8” to sour service	$500,000
Complete work at Eagle Pass plant	$1,100,000
Bruni/Pettus/Texana — add compression, complete line repair and tie-in to Crosstex	$1,750,000
Panna Maria — purchase & relocate compressor	$1,000,000
Panna Maria – add intermediate pressure line, line rework	$500,000
Grand total	$33,500,000
Schedule B - 1